PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated October 17, 2012)	Registration No. 333-184241

US$30,000,000

Restricted Voting Shares

Issuable Upon the Exercise of Subscription Rights

We are distributing, at no charge, to each holder of record of our restricted voting shares as of 5:00 p.m. (Toronto time) on November 27, 2012 (the “Record Date”), one transferable subscription right for each of our restricted voting shares held by such holder as of the Record Date, being an aggregate of 129,297,892 subscription rights exercisable for up to 9,403,483 restricted voting shares, assuming that no convertible securities are converted into restricted voting shares prior to the Record Date. Additional subscription rights will be issued, and additional restricted voting shares will become issuable pursuant to the exercise of those subscription rights, if the number of restricted voting shares outstanding on the Record Date is greater than the number of restricted voting shares outstanding as of the date of this prospectus supplement. As of the date of this prospectus supplement, there are 129,297,892 restricted voting shares outstanding. No fractional subscription rights are being issued. Only a holder of a subscription right with an address of record in the United States or Canada (a “U.S. or Canadian Holder”) or a Qualified Holder (as defined below) is entitled to exercise the subscription rights. For every 13.75 subscription rights held, a U.S. or Canadian Holder or a Qualified Holder is entitled to subscribe for one whole restricted voting share at a price of, at such holder’s choice but subject to any additional restrictions any broker, dealer, bank or other nominee may impose, either US$3.19 per whole share or CAD$3.19 per whole share (the “Subscription Price”). We expect the total purchase price of the shares offered in this rights offering to be US$30 million, assuming full participation. We intend to use the net proceeds of approximately US$29.5 million from the rights offering to partially finance our planned acquisition (the “Acquisition”) of Sobel USA Inc. (“Sobel USA”) and Banner Pharmacaps Europe B.V. (“Banner Europe”), as described in this prospectus supplement, and/or for general corporate purposes.

The subscription rights are exercisable until 5:00 p.m. (Toronto time) on December 28, 2012 (the “Expiry Date”), unless extended. Subscribers who exercise their rights in full may over-subscribe for additional restricted voting shares to the extent shares are available, subject to certain limitations. JLL Partners Fund V, L.P. (“JLL Fund V”), together with its affiliates that hold ownership interests in Patheon Inc. (collectively, “JLL”), beneficially owns as of the date of this prospectus supplement approximately 55.96%, or 72,358,181, of the 129,297,892 restricted voting shares outstanding before giving effect to this rights offering. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering.

You should carefully consider whether or not to exercise or sell your subscription rights before the Expiry Date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Exercising the subscription rights and investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-18 and those contained in our Securities and Exchange Commission filings that are incorporated herein by reference before exercising your subscription rights.

There is no managing or soliciting dealer for this rights offering and we will not pay any fee for the solicitation of the exercise of rights.

Our restricted voting shares are traded on the Toronto Stock Exchange (“TSX”) under the symbol “PTI.” On November 15, 2012, the last reported sales price of our restricted voting shares was CAD$3.69 per share. As the subscription rights issued in connection with this rights offering are transferable, the subscription rights will be listed and trade on the TSX under the symbol “PTI.RT.”

The underlying restricted voting shares are not qualified under the securities laws, and are not being offered, outside of the United States and Canada and the subscription rights may not be exercised by holders of our restricted voting shares that reside outside of the United States or Canada (each, an “Ineligible Holder”), except under the circumstances where Patheon determines, in its sole discretion, that the offering to and subscription by such person (each, a “Qualified Holder”) is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person is resident.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this rights offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this rights offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the subscription rights in this prospectus supplement differs from the description of the subscription rights in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of these documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

When we refer to “Patheon,” “the Company,” “we,” “our” and “us” in this prospectus supplement, we mean Patheon Inc., a Canadian corporation, unless otherwise specified.

ABOUT US

We are a leading provider of commercial manufacturing outsourcing services (“CMO”) and outsourced pharmaceutical development services (“PDS”) to the global pharmaceutical industry. We believe we are the world’s second-largest CMO provider and the world’s largest PDS provider based on calendar year 2011 revenues provided by PharmSource, a provider of pharmaceutical outsourcing business information. We offer a wide range of services from developing drug candidates at the pre-formulation stage through the launch, commercialization and production of approved drugs. During the fiscal year ended October 31, 2011 (“fiscal 2011”), we provided services to approximately 300 customers throughout the world, including 18 of the world’s 20 largest pharmaceutical companies, nine of the world’s 10 largest biotechnology companies and seven of the world’s 10 largest specialty pharmaceutical companies. In fiscal 2011, we manufactured 12 of the top 100 selling drug compounds in the world based on revenues for the products reported by Evaluate Pharma, a provider of pharmaceutical industry data, and our products were distributed in approximately 60 countries. We are also currently developing 17 of the top 100 developmental stage drugs in the world on behalf of our customers based on projected potential revenues for the products reported by Evaluate Pharma.

Our CMO business focuses primarily on prescription products in sterile dosage forms and solid, semi-solid and liquid conventional dosage forms. We have also developed a wide range of specialized capabilities in high potency, controlled substances and sustained release products. Our PDS business provides a broad range of development services, including finished dosage formulation across approximately 40 dosage forms, clinical trial packaging and associated analytical services. We have established our position as a market leader by leveraging our scale, global reach, specialized capabilities, broad service offerings, scientific expertise and track record of product quality and regulatory compliance to provide cost-effective solutions to our customers.

The heritage of our company dates back to 1974, when we established Custom Pharmaceuticals Ltd., a contract manufacturing business, in Fort Erie, Canada. Since that time, we have expanded operations through the acquisition of contract manufacturing facilities in Canada, Europe, Puerto Rico and the United States, and we have entered into the PDS business. Our principal executive offices are c/o Patheon Pharmaceuticals Services Inc., 4721 Emperor Blvd., Suite 200, Durham, NC 27703, and our telephone number is (919) 226-3200. Our corporate website address is www.patheon.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RECENT DEVELOPMENTS

Stock Purchase Agreement

On October 28, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Sobel Best N.V., a corporation organized under the laws of The Netherlands (the “Seller”) and VION Holding N.V., a corporation organized under the laws of The Netherlands (“VION”), pursuant to which we or one or more of our wholly owned subsidiaries (each, an “Acquisition Sub”) will acquire all of the issued and outstanding shares of capital stock of each of Sobel USA Inc., a Delaware corporation, and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands. Subject to satisfaction of the terms and conditions set forth in the Purchase Agreement, each of Sobel USA and Banner Europe will become a wholly-owned subsidiary of the Company or an Acquisition Sub as a result of the Acquisition.

The Purchase Agreement requires us to pay the Seller US$255 million in cash, subject to anticipated adjustments for working capital and pay-off amounts for existing debt and transaction expenses (the “Purchase Consideration”) in consideration for all of the issued and outstanding shares of capital stock of each of Sobel USA and Banner Europe.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants relating to the Seller’s and VION’s operation of its business prior to the closing of the Acquisition and termination of affiliate obligations and intercompany accounts. The Purchase Agreement also contemplates that, prior to the closing of the Acquisition, Seller and the Company will cooperate in making any necessary governmental filings, such as pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) in the United States, certain other competition related filings in other jurisdictions and also cooperate in finalizing certain debt and equity financing arrangements (described more fully below).

Consummation of the Acquisition is subject to a number of closing conditions, including expiration or termination of any waiting period with respect to the filing pursuant to the HSR Act, the entering into of a long term supply agreement with an affiliate of the Seller, and other customary closing conditions as set forth in the Purchase Agreement.

Debt Financing Commitment Letter

In connection with the entry into the Purchase Agreement, we entered into a debt financing commitment letter (the “Debt Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBS Securities”), Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), and KeyBank National Association (“KeyBank,” and together with MSSF, UBS, UBS Securities, CS and CS Securities, the “Lenders”) on October 28, 2012, pursuant to which the Lenders have committed to arrange and provide a senior secured credit facility (the “Facility”) comprised of (i) a US$565 million term loan facility and (ii) a US$85 million revolving facility. Under the Debt Commitment Letter MSSF, UBS Securities, CS Securities and KeyBank will act as lead arrangers and book running managers, MSSF will act as the administrative agent, collateral agent and letter of credit issuing lender, UBS Securities will act as the syndication agent and CS Securities and KeyBank will act as co-documentation agents, in each case, in respect of the Facility.

The availability of the Facility on the closing date of the Acquisition is subject to the satisfaction of a number of conditions, including but not limited to (a) the Company and its subsidiaries (including Banner Europe and Sobel USA) refinancing or repaying (the “Refinancing”) all of their existing third party indebtedness for borrowed money, with the exception of (i) certain indebtedness that the Lenders and the Company reasonably agree may remain outstanding after the closing of the Acquisition; (ii) ordinary course capital leases, purchase money indebtedness, deferred purchase price obligations, equipment financings and other ordinary course working capital facilities; and (iii) indebtedness permitted to be incurred prior to the closing of the Acquisition under the Purchase Agreement, (b) the consummation of the Acquisition substantially in accordance with the terms of the Purchase Agreement and (c) the absence of certain material adverse effects at Banner Europe and Sobel USA.

The proceeds of the term loan facility will be used to pay for a portion of the Purchase Consideration, the Refinancing and the fees and expenses incurred in connection with the Acquisition. The proceeds of the revolving facility will be used for working capital needs and general corporate purposes of the Company, which may include payment of certain costs, fees and expenses incurred in connection with the Acquisition, subject to a cap on borrowings on the closing date of the Acquisition to be agreed. The funding under the Facility is not a condition to our obligations under the terms of the Purchase Agreement.

Equity Commitment Letter

In connection with the entry into the Purchase Agreement, we entered into an equity financing commitment letter (the “Equity Commitment Letter”) with JLL Fund V, a related party, on October 28, 2012, pursuant to which JLL Fund V has agreed, at the time of the consummation of the Acquisition, to contribute or cause to be contributed by one or more of its affiliated entities equity financing by participating in a rights offering or private placement of the Company, in either case, in an amount of up to US$30 million, less amounts invested in the Company by other shareholders (the “Equity Financing”). Under any such rights offering, all shareholders would be offered a pro rata right, including any over-subscription privilege, to purchase restricted voting shares of the Company.

The proceeds of the Equity Financing will be used to pay for a portion of the Purchase Consideration and the fees and expenses incurred in connection with the Acquisition. The funding provided by the Equity Financing is not a condition to our obligations under the terms of the Purchase Agreement.

The obligations of JLL Fund V under the Equity Financing are subject to the conditions that (i) all conditions to our obligations under the Purchase Agreement must have been satisfied or waived and (ii) the Purchase Agreement must not have been terminated.

As of the date of this prospectus supplement, JLL beneficially owns approximately 55.96% of our outstanding restricted voting shares and beneficially owned 100% of our outstanding Class I Preferred Shares, Series D.

See “The Rights Offering—JLL’s Participation” for a description of JLL’s intended participation in this rights offering.

QUESTIONS AND ANSWERS RELATED TO THIS RIGHTS OFFERING

The following are questions that we anticipate you may have about this rights offering. The answers are based on information in this prospectus supplement and accompanying prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. Exercising the subscription rights and investing in our securities involves a high degree of risk. We urge you to carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the section entitled “Risk Factors” beginning on page S-18 herein, as well as the documents listed under the section “Incorporation of Certain Documents by Reference” before you decide whether to exercise your subscription rights.

What is this rights offering?

This rights offering is a pro rata distribution at no charge to all holders of our restricted voting shares as of the Record Date of transferable subscription rights to purchase restricted voting shares at the Subscription Price. Holders of our restricted voting shares will receive one subscription right for each restricted voting share held by such holder on the Record Date. For every 13.75 subscription rights held, a U.S. or Canadian Holder or a Qualified Holder is entitled to subscribe for one whole restricted voting share at the Subscription Price. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, as described below.

As of the date of this prospectus supplement, JLL beneficially owns approximately 55.96%, or 72,358,181, of the 129,297,892 restricted voting shares outstanding before giving effect to this rights offering. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering. See “The Rights Offering—Effects of Rights Offering on JLL’s Ownership Interest.”

We expect to sell 9,403,483 restricted voting shares and receive aggregate gross proceeds of approximately US$30 million in connection with this rights offering.

The subscription rights will be evidenced by transferable subscription rights certificates, and such certificates will be mailed to all holders of our restricted voting shares as of the Record Date that reside in the United States and Canada other than holders of our restricted voting shares that our registrar and transfer agent has determined have addresses that are incorrect and will result in an undeliverable mailing. See “The Rights Offering—Undeliverable Rights.”

Why are we engaging in this rights offering? How will we use the proceeds from this rights offering?

We are engaging in this rights offering to provide partial financing for the Acquisition and/or for general corporate purposes. In connection with the Acquisition, JLL Fund V committed to provide (or cause one or more of its affiliates to provide) equity financing for the Acquisition in an amount up to US$30 million either by participating in a rights offering or private placement of the Company. We are conducting the rights offering to afford holders of our restricted voting shares the opportunity to purchase additional shares on a pro rata basis in order to minimize the dilution of their ownership interest in the Company resulting from the Company’s requirement for equity financing.

How was the Subscription Price determined?

Our board of directors determined the Subscription Price after considering, among other things, the likely cost of capital from other sources, the price at which the holders of our restricted voting shares might be willing to participate in the rights offering and the rules of the TSX and applicable Canadian securities regulatory authorities with respect to the pricing of this rights offering and the participation of insiders in this rights offering. The Subscription Price is US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share, which is 86.45% of the last reported sales price of our restricted voting shares on the TSX on November 15, 2012, the day before our board of directors set the Subscription Price. The Canadian dollar denominated Subscription Price is equal to the Canadian dollar equivalent of the United States dollar Subscription Price based on the Bank of Canada noon buying rate (the “Noon Buying Rate”) on November 15, 2012. The Subscription Price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the Subscription Price to be an indication of the fair value of the restricted voting shares to be offered in the rights offering.

Who may participate in this rights offering?

Each holder of record of our restricted voting shares as of the Record Date will receive, as of the Record Date, one subscription right for each restricted voting share held by such holder. U.S. or Canadian Holders and Qualified Holders are entitled to exercise their basic subscription privilege and over-subscription privilege. If you are a holder of our restricted voting shares as of the Record Date and reside outside of the U.S. or Canada, please see “The Rights Offering—Ineligible Holders.”

How many subscription rights will each shareholder receive?

Each holder of record of our restricted voting shares as of the Record Date will receive, as of the Record Date, one subscription right for each restricted voting share held by such holder. Fractional subscription rights will not be issued, and no fractional shares or cash in lieu thereof will be issued as a result of any holder of subscription rights exercising the basic subscription privilege or the over-subscription privilege. Instead, any fractional shares resulting from the exercise of the basic subscription privilege or the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

What is the basic subscription privilege?

For every 13.75 subscription rights held, the basic subscription privilege entitles a U.S. or Canadian Holder or a Qualified Holder to subscribe for one whole restricted voting share at the Subscription Price. U.S. or Canadian Holders and Qualified Holders may exercise all or a portion of their basic subscription privilege, may choose not to exercise any subscription rights at all or may choose to sell or transfer their subscription rights. However, if U.S. or Canadian Holders and Qualified Holders exercise less than their full basic subscription privilege, or transfer or sell their subscription rights, they will not be entitled to purchase restricted voting shares pursuant to their over-subscription privilege.

What is the over-subscription privilege?

Some of the holders of our restricted voting shares may not exercise their basic subscription privilege in full prior to the Expiry Date. The over-subscription privilege provides holders that fully exercise their basic subscription privilege the opportunity to purchase, at the same Subscription Price per whole share paid for the basic subscription privilege, the restricted voting shares that are not purchased by other holders in this rights offering. If you fully exercise your basic subscription privilege, you may request to purchase additional restricted voting shares unclaimed by other rights holders in this rights offering at the same Subscription Price.

What if there are an insufficient number of shares to satisfy the over-subscription requests?

If there are an insufficient number of restricted voting shares available to fully satisfy the over-subscription requests of rights holders, rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each rights holder subscribed for under the basic subscription privilege. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable after the Expiry Date. See “The Rights Offering—Subscription Privileges.”

Am I required to participate in this rights offering by exercising my subscription rights?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights, or you may choose to transfer or sell some or all of your subscription rights. If you do not exercise any of your subscription rights, the number of restricted voting shares you own will not change. However, you will experience dilution to your equity interest in the Company to the extent you choose not to exercise your subscription rights and other holders exercise some or all of their subscription rights. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering. Therefore, if you choose not to exercise your subscription rights, you will experience dilution with respect to the full amount of the rights offering. You may sell your rights using normal investment channels, such as investment dealers and brokers, or through the facilities of the TSX at your own expense. The subscription rights have not been registered for resale in the United States. Accordingly, if you wish to sell your rights within the United States, you must do so in compliance with the terms and conditions of an applicable exemption from registration. See “The Rights Offering—Sale or Transfer of Subscription Rights.”

How long will this rights offering last?

You will be able to exercise or sell your subscription rights only during a limited period. U.S. or Canadian Holders and Qualified Holders that desire to exercise their subscription rights must do so by the Expiry Date, which is 5:00 p.m. (Toronto time) on December 28, 2012, unless extended by us. Accordingly, if a rights holder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments from the rights holder before the Expiry Date. Holders who own shares through a broker, dealer, bank or other nominee should submit their subscription documents and payment for the restricted voting shares subscribed for in the time period provided by their nominee in order to permit the nominee to submit all required subscription documents and payments prior to the Expiry Date. Although we have the option of extending the Expiry Date, we currently do not intend to do so.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your rights certificate and delivering it, with full payment of the Subscription Price for the restricted voting shares for which you are subscribing, including restricted voting shares subscribed for pursuant to your over-subscription privilege, to Computershare Investor Services Inc. (“Computershare”), the subscription agent for this rights offering, on or prior to the Expiry Date. To be considered received by Computershare, any payment related to the exercise of a subscription right must clear before the Expiry Date. If you send the subscription rights certificate and other items by mail, we recommend that you send them by priority or express mail.

If you hold restricted voting shares in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the restricted voting shares for which you wish to subscribe. Therefore, if you wish to exercise your subscription rights, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the restricted voting shares subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. We will ask the record holder of your shares to notify you of this rights offering.

What should I do if I receive a rights certificate and want to exercise some of my subscription rights now while retaining the ability to exercise or transfer more of my subscription rights at a later point in time but before the Expiry Date?

If you want to exercise some but not all of your subscription rights represented by a rights certificate and retain the ability to exercise or transfer the balance of the unexercised subscription rights represented by a rights certificate, you must first complete and submit your request to the subscription agent in order to divide your subscription rights and be issued two separate rights certificates: one certificate representing the number of subscription rights that you wish to exercise in the first instance (which should then be completed and delivered to the subscription agent), and a second certificate representing the balance of unexercised subscription rights available for future exercise or transfer prior to the Expiry Date. See “The Rights Offering—Exercising a Portion of Your Subscription Rights.”

Will I be able to exercise my subscription rights if I live outside of the United States or Canada?

The exercise of subscription rights will only be accepted from holders of subscription rights resident in the United States or Canada, except where Patheon determines in its sole discretion that the subscription by a holder of subscription rights in a jurisdiction outside of the United States and Canada is lawfully made by a Qualified Holder in compliance with all securities and other laws applicable in the jurisdiction where such holder is resident. Subscription rights will be issued to Ineligible Holders, but rights certificates will not be mailed to Ineligible Holders. Ineligible Holders that wish to be recognized as Qualified Holders must contact the subscription agent at the earliest possible time, but in any event prior to 4:30 p.m. (Toronto time) on December 17, 2012, in order to satisfy Patheon that such holders are Qualified Holders. From and after 9:00 a.m. (Toronto time) on December 18, 2012, the subscription agent will attempt to sell the subscription rights of Ineligible Holders that have not demonstrated that they are Qualified Holders, on such date or dates and at such price or prices and in such markets as the subscription agent determines in its sole discretion. The subscription agent will distribute, after deducting any expenses incurred by the subscription agent in connection with such sale, all proceeds in United States or Canadian dollars to the Ineligible Holders on a pro rata basis. See “The Rights Offering—Ineligible Holders.”

When will the Company receive the proceeds from this rights offering?

Proceeds of up to US$30 million will be made available to the Company concurrently with the consummation of the Acquisition or on the closing of the rights offering, whichever is earlier. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering, and that it intends to provide its subscription payments in the amount of US$30 million to Computershare, as subscription agent, prior to the consummation of the Acquisition. Computershare will release subscription payments, up to a maximum of US$30 million, to the Company concurrently with the consummation of the Acquisition. If the Acquisition is not consummated prior to the Expiry Date, Computershare will release subscription payments, up to a maximum of US$30 million, to the Company on the closing of the rights offering. Any funds received by the subscription agent in excess of US$30 million will be held in a segregated account until we issue restricted voting shares to subscribers after the Expiry Date. As soon as practicable after the Expiry Date, excess funds held by the subscription agent will be returned, without interest or penalty, to the shareholders that provided such funds.

May the board of directors terminate this rights offering?

Yes. Our board of directors may decide to terminate this rights offering at any time prior to the release of the subscription payments by the subscription agent to us, which release of subscription payments will occur concurrently with the consummation of the Acquisition or at the closing of this rights offering, whichever is earlier.

If this rights offering is not completed, will my subscription payment be refunded to me?

Yes. If our board of directors decides to terminate this rights offering at any time prior to the release of subscription funds by the subscription agent to us, the funds received by the subscription agent, which will have been held in a segregated bank account for the benefit of the holders of our restricted voting shares exercising their subscription rights, will be returned to you as soon as practicable, without interest or penalty. If subscription payments are released to us by the subscription agent, the rights offering will be completed as soon as practicable after the Expiry Date.

If this rights offering is not completed for any reason, we will not be obligated to issue restricted voting shares to rights holders who have exercised their subscription rights prior to the termination of this rights offering.

Will the subscription rights trade on a stock exchange?

Yes. The subscription rights will be listed for trading on the TSX under the symbol “PTI.RT.” We expect that any such trading will continue until 12:00 p.m. (Toronto time) on December 28, 2012. Holders of subscription rights that do not wish to exercise their subscription rights may sell or transfer their subscription rights through usual investment channels, such as investment dealers and brokers, or through the facilities of the TSX at the expense of the holder.

Holders of subscription rights may elect to exercise only some of their subscription rights and dispose of the remainder of them. The subscription rights have not been registered for resale in the United States. Accordingly, holders that wish to sell their rights within the United States must do so in compliance with the terms and conditions of an applicable exemption from registration. See “The Rights Offering—Sale or Transfer of Subscription Rights.”

During this rights offering, our restricted voting shares will continue to trade on the TSX under the symbol “PTI” and the underlying restricted voting shares received in connection with exercising the subscription rights will also trade after this rights offering on the TSX under the symbol “PTI.”

Is there a minimum subscription level in order for this rights offering to be completed?

No. This rights offering is not subject to any minimum subscription level. JLL, which owns approximately 55.96% of our outstanding restricted voting shares as of the date of this prospectus supplement, has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering, such that the gross proceeds to us from the rights offering will be approximately US$30 million.

How will this rights offering affect JLL’s ownership of our restricted voting shares?

As of the date of this prospectus supplement, JLL beneficially owns approximately 55.96%, or 72,358,181, of the 129,297,892 restricted voting shares outstanding. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering, such that the gross proceeds to us from the rights offering will be approximately US$30 million. Therefore, the percentage of restricted voting shares owned by our other shareholders who do not exercise their subscription rights in full is expected to decrease. If each rights holder, including JLL, fully exercises its basic subscription privilege in this rights offering, JLL is expected to beneficially own approximately 55.96% of our restricted voting shares immediately following this rights offering. If no rights holders other than JLL were to exercise their rights in this rights offering, the percentage ownership of our outstanding restricted voting shares held by JLL would increase to 58.95%.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights and resulting purchase of restricted voting shares should be considered as carefully as you would consider the acquisition of additional restricted voting shares in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-18 and all other information included or incorporated by reference in this prospectus before deciding to exercise or sell any or all of your subscription rights.

After I exercise my subscription rights, may I change my mind and cancel my subscription?

No. Once you send in your subscription rights certificate and payment or instruct your nominee of your subscription request, as applicable, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our restricted voting shares decreases or is below the Subscription Price. In particular, this rights offering is not contingent upon the completion of the Acquisition. The Acquisition is, however, subject to closing conditions and rights of termination. See “Recent Developments” and “Use of Proceeds.” You should not exercise your subscription rights unless you are certain that you wish to purchase additional restricted voting shares at the Subscription Price. Subscription rights not exercised prior to the Expiry Date will expire, be null and void, have no value and will no longer be exercisable for any restricted voting shares.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its nominee. Notwithstanding the foregoing, payment of any service charge, commission or other fee payable

(including those of brokers) in connection with the purchase, exercise, transfer or sale of subscription rights to third parties will be the responsibility of the holder of the subscription rights. The holder of the subscription rights must also pay all stamp, issue, registration, transfer or other similar taxes or duties contingent upon the issue or delivery of restricted voting shares to or for the order of a third party. See “The Rights Offering—Fees and Expenses.”

If I exercise my subscription rights, when will I receive the shares for which I have subscribed?

We will issue the restricted voting shares purchased pursuant to the exercise of subscription rights as soon as practicable after the Expiry Date, whether or not you exercise your subscription rights immediately prior to the Expiry Date or at an earlier time. If your restricted voting shares are held through a broker, dealer, bank or other nominee, the restricted voting shares you purchase pursuant to this rights offering will also be held through your broker, dealer, bank or other nominee. Please contact your broker, dealer, bank or other nominee to determine when the restricted voting shares purchased in this rights offering will be allocated to your account.

How many restricted voting shares are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

We have a total of 129,297,892 restricted voting shares issued and outstanding as of the date of this prospectus supplement. This number excludes restricted voting shares issuable pursuant to outstanding stock options and any restricted voting shares that may be issued pursuant to our equity compensation and incentive plans. We expect approximately 138,701,375 restricted voting shares will be outstanding immediately after the completion of this rights offering.

How much money will the Company receive from this rights offering?

We anticipate receiving gross proceeds (before expenses) of approximately US$30 million in connection with this rights offering.

Have any shareholders indicated that they will exercise their rights?

Yes. JLL has advised us that it intends to satisfy obligations under the Equity Commitment Letter by exercising its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering. In addition, five of our directors—Joaquín B. Viso, James C. Mullen (who is also our chief executive officer), Brian G. Shaw, David E. Sutin and Derek Watchorn—and one of our executive officers in addition to Mr. Mullen—Michael E. Lytton—have advised us that they intend to exercise their basic subscription privilege and over-subscription privilege in full, but they are under no contractual obligation to do so. If each rights holder, including JLL, fully exercises its basic subscription privilege, JLL is expected to beneficially own approximately 55.96% of our restricted voting shares immediately following this rights offering. If no rights holder other than JLL were to exercise their rights in this rights offering, the percentage ownership of our outstanding restricted voting shares held by JLL would increase to 58.95%.

What are the United States and Canadian federal income tax consequences of receiving, exercising and selling the subscription rights?

You should consult your tax advisor as to the particular consequences to you of this rights offering. A summary of certain material United States and Canadian federal income tax consequences of receiving or exercising the subscription rights is contained under the headings “Material United States Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations.”

Are there any conditions to my right to exercise my subscription rights?

Yes. You must be a U.S. or Canadian Holder or a Qualified Holder in order to exercise your subscription rights in this rights offering. This rights offering is also subject to certain limited conditions. See “The Rights Offering—Expiration of This Rights Offering and Extensions, Amendments, Conditions and Termination.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Although this rights offering has been approved by our board of directors, neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision about whether or not to exercise or sell your subscription rights or to simply take no action with respect to your subscription rights based on your own assessment of your best interest and this rights offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus supplement. You should not view our board of directors’ approval of this rights offering as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interest.

Four of our nine directors may be deemed to be affiliated with JLL, which owns approximately 55.96% of our outstanding restricted voting shares as of the date of this prospectus supplement. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering. Five of our directors have also advised us of their intention to exercise their basic subscription privilege in full. You should not view the intentions of JLL and five of our directors as a recommendation or other indication, by JLL or any member of our board of directors, that the exercise of the subscription rights is in your best interest.

Who is the subscription agent for this rights offering to whom I should send my subscription documents and payment?

The subscription agent is Computershare. If your restricted voting shares are held in the name of a broker, dealer, bank or other nominee, then you should send your applicable subscription documents to your broker, dealer, bank or other nominee in accordance with the instructions your receive from them. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, priority or express mail or courier service to:

By Mail:

P.O. Box 7021

31 Adelaide St E

Toronto, ON

M5C 3H2

Attention: Corporate Actions

By Hand or By Courier:

100 University Avenue

9th Floor

Toronto, ON

M5J 2Y1

Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this rights offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent in advance of the Expiry Date.

Computershare is also the transfer agent and registrar of the restricted voting shares.

What if I have other questions?

If you have other questions about this rights offering, please contact Patheon Inc. by telephone at (919) 226-3200 or by email at investorrelations@patheon.com or the subscription agent at the telephone number or email address listed under “The Rights Offering—Delivery of Subscription Materials and Payment.” If you hold your restricted voting shares through a broker, dealer, bank or other nominee, please contact your nominee with any questions regarding the exercise of your subscription rights.

RIGHTS OFFERING SUMMARY

The following is a summary of the principal terms of this rights offering, but it is not intended to be a complete description of the offering. See information under the heading “The Rights Offering” in this prospectus supplement for a more detailed description of the terms and conditions of this rights offering.

Issuer:	Patheon Inc.

Subscription Rights:	We are distributing, at no charge, to each holder of record of our restricted voting shares as of 5:00 p.m. (Toronto time) on November 27, 2012, one subscription right for each of our restricted voting shares then owned. No fractional subscription rights are being issued. Based on the number of our restricted voting shares outstanding on November 15, 2012, 129,297,892 subscription rights will be issued. Additional subscription rights will be issued, and additional restricted voting shares will become issuable pursuant to the exercise of those subscription rights, if the number of restricted voting shares outstanding on the Record Date is greater than the number of restricted voting shares outstanding as of the date of this prospectus supplement. For every 13.75 subscription rights held, a U.S. or Canadian Holder or a Qualified Holder is entitled to subscribe for one whole restricted voting share at the Subscription Price. The subscription rights will be evidenced by transferable subscription rights certificates. As a result of JLL’s advice to us with respect to its intent to exercise its subscription rights in full, we expect to receive aggregate gross proceeds of approximately US$30 million in connection with this rights offering.

This rights offering is not subject to any minimum subscription level.

Record Date:	5:00 p.m. (Toronto time) on November 27, 2012.

Expiry Date:	5:00 p.m. (Toronto time) on December 28, 2012, unless extended by us in our sole discretion. Subscription rights not exercised prior to the Expiry Date will expire, be null and void, have no value and will no longer be exercisable for any restricted voting shares.

Subscription Price:	US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share (at the holder’s choice but subject to any additional restrictions any broker, dealer, bank or other nominee may impose), which is 86.45% of the last reported sales price of our restricted voting shares on the TSX on November 15, 2012, the day before our board of directors set the Subscription Price. The Canadian dollar denominated Subscription Price is equal to the Canadian dollar equivalent of the United States dollar Subscription Price based on the Noon Buying Rate on November 15, 2012. The Subscription Price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

Basic Subscription Privilege:	For every 13.75 subscription rights held, a U.S. or Canadian Holder or a Qualified Holder is entitled to subscribe for one whole restricted voting share at the Subscription Price. No fractional shares or cash in lieu thereof will be issued. Where the exercise of subscription rights would otherwise entitle a holder thereof to fractional shares, such subscriber’s entitlement will be reduced to the next lowest whole number of restricted voting shares. Any excess subscription payments will be returned by the subscription agent, without interest or penalty, as soon as practicable after the Expiry Date.

Over-Subscription Privilege:	Each U.S. or Canadian Holder or Qualified Holder who elects to exercise its basic subscription privilege in full may also subscribe for additional restricted voting shares that remain unsubscribed for at the Expiry Date at the same Subscription Price per whole share. If an insufficient number of restricted voting shares are available to fully satisfy the over-subscription privilege requests, rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each rights holder subscribed for under the basic subscription privilege. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable after the Expiry Date. See “The Rights Offering—Subscription Privileges.”

JLL’s Participation:	In connection with the Acquisition, JLL Fund V has entered into the Equity Commitment Letter. JLL has advised us that, in order to satisfy obligations under the Equity Commitment Letter, it intends to provide its full subscription payments with respect to its basic subscription privilege and its maximum potential over-subscription privilege, amounting to US$30 million in total, to the subscription agent prior to the consummation of the Acquisition. As soon as practicable after the Expiry Date, excess funds held by the subscription agent will be returned to shareholders, including JLL, who provided such funds. This participation of JLL in the rights offering has the same effect as a “stand-by commitment” as JLL intends, after the Expiry Date, to acquire all of the restricted voting shares not acquired under the basic subscription privilege or the over-subscription privilege by other shareholders. JLL will not be paid a fee in consideration for exercising its rights under the basic subscription privilege and over-subscription privilege in this rights offering. See “The Rights Offering—JLL’s Participation.”

Net Proceeds and Estimated Expenses:	Approximately US$29.5 million, after deducting total expenses relating to this rights offering estimated at US$500,000, which are payable by the Company.

Use of Proceeds:	We intend to use the net proceeds from this rights offering to partially finance the Acquisition described in this prospectus supplement and/or for general corporate purposes. See “Use of Proceeds.”

Exercise of Rights:

To exercise your subscription rights, you must take the following steps:

If you are a U.S. or Canadian Holder or Qualified Holder and a registered holder of our restricted voting shares, the subscription agent must receive your payment for each restricted voting share subscribed for pursuant to your subscription rights at the Subscription Price and properly completed subscription rights certificate before the Expiry Date, which is 5:00 p.m. (Toronto time) on December 28, 2012. You may deliver the documents and payment by mail or commercial carrier. If regular mail is used for this purpose, we recommend priority or express mail. See “The Rights Offering—Method of Payment.”

If you are a U.S. or Canadian Holder or Qualified Holder and a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the restricted voting shares subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. We will ask the record holder of your shares to notify you of this rights offering. See “The Rights Offering—Beneficial Owners.”

Holders Outside of the United States and Canada:	The exercise of subscription rights will only be accepted from holders of subscription rights resident in the United States or Canada, except where Patheon determines in its sole discretion that the subscription by a holder of subscription rights in a jurisdiction outside of the United States and Canada is lawfully made by a Qualified Holder in compliance with all securities and other laws applicable in the jurisdiction where such holder is resident. Subscription rights will be issued to Ineligible Holders, but rights certificates will not be mailed to Ineligible Holders. Ineligible Holders that wish to be recognized as Qualified Holders must contact the subscription agent at the earliest possible time, but in any event prior to 4:30 p.m. (Toronto time) on December 17, 2012, in order to satisfy Patheon that such holders are Qualified Holders. From and after 9:00 a.m. (Toronto time) on December 18, 2012, the subscription agent will attempt to sell the subscription rights of Ineligible Holders that have not demonstrated that they are Qualified Holders, on such date or dates and at such price or prices and in such markets as the subscription agent determines in its sole discretion. The subscription agent will distribute, after deducting any expenses incurred by the subscription agent in connection with such sale, all proceeds in United States or Canadian dollars to the Ineligible Holders on a pro rata basis. See “The Rights Offering—Ineligible Holders.”

No Revocation:	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider to be unfavorable and even if the market price of our restricted voting shares decreases or is below the Subscription Price. In particular, this rights offering is not contingent upon the completion of the Acquisition. The Acquisition is, however, subject to closing conditions and rights of termination. See “Recent Developments” and “Use of Proceeds.” You should not exercise your subscription rights unless you are certain that you wish to purchase additional restricted voting shares at the Subscription Price.

Release of Subscription Payments:	On the earlier of the date of the consummation of the Acquisition or the closing of this rights offering, the subscription agent will release the subscription payments received by it, up to a maximum of US$30 million, to us.

Extension and Termination:	The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. Our board of directors also may decide to terminate this rights offering at any time prior to the release of subscription payments by the subscription agent to us, which release of subscription payments will occur concurrently with the consummation of the Acquisition or at the closing of this rights offering, whichever is earlier.

United States and Canadian Federal Income Tax Considerations:	You should consult your tax advisor as to the particular consequences to you of this rights offering. A summary of certain material United States and Canadian federal income tax considerations with respect to receiving or exercising the subscription rights is contained in the sections of this prospectus supplement entitled “United States Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations.”

Listing and Trading:	The subscription rights will be listed for trading on the TSX under the symbol “PTI.RT.” We expect that any such trading will continue until 12:00 p.m. (Toronto time) on December 28, 2012.

During this rights offering, our restricted voting shares will continue to trade on the TSX under the symbol “PTI” and the underlying restricted voting shares received in connection with exercising the subscription rights will also trade after this rights offering on the TSX under the symbol “PTI.”

Sale and Transfer:	Holders of subscription rights that do not wish to exercise their rights may sell or transfer their rights through usual investment channels, such as investment dealers and brokers, or through the facilities of the TSX at the expense of the holder. Holders of subscription rights may elect to exercise only some of their subscription rights and dispose of the remainder of them. The subscription agent will facilitate subdivisions of the subscription rights only if the subscription agent receives such holder’s properly endorsed rights certificate no later than 5:00 p.m. (Toronto time) on December 27, 2012. The subscription rights have not been registered for resale in the United States. Accordingly, holders that wish to sell their rights within the United States must do so in compliance with the terms and conditions of an applicable exemption from registration. See “The Rights Offering—Sale or Transfer of Subscription Rights.”

Subscription Agent:	Computershare Investor Services Inc., in its role as subscription agent, has been appointed the agent of the Company to receive subscriptions and payments from holders of subscription rights in this rights offering and to perform certain services relating to the exercise and transfer of subscription rights.

Shares Outstanding Before this Rights Offering:	129,297,892 restricted voting shares are outstanding as of the date of this prospectus supplement. This number excludes restricted voting shares issuable pursuant to outstanding stock options and any restricted voting shares that may be issued pursuant to our equity compensation and incentive plans.

Maximum Number of Restricted Voting Shares Issuable:	A maximum of 9,403,483 restricted voting shares will be issuable pursuant to this rights offering, representing approximately 7.27% of the issued and outstanding restricted voting shares on the date of this prospectus supplement. The maximum number of restricted voting shares issuable is subject to adjustment for rounding and assumes no convertible securities are converted into restricted voting shares before the Record Date.

Shares Outstanding After this Rights Offering:	We expect approximately 138,701,375 restricted voting shares will be outstanding immediately after the completion of this rights offering.

Risk Factors:	Before you exercise your subscription rights to purchase our restricted voting shares, you should carefully consider the risks described in the section entitled “Risk Factors,” beginning on page S-18 of this prospectus supplement.

Additional Questions:	If you have any questions about this rights offering, please contact Patheon Inc. at (919) 226-3200 or by email at investorrelations@patheon.com or the subscription agent at the telephone number or email address listed under “The Rights Offering—Delivery of Subscription Materials and Payment.” If you hold your restricted voting shares through a broker, dealer, bank or other nominee, please contact your nominee with any questions regarding the exercise of your subscription rights.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risk factors under the heading “Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2011, filed with the SEC on December 19, 2011, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the following additional risk factors, along with all of the other information contained in or incorporated by reference in this prospectus, before deciding to buy our securities. Any of the risks we describe below or in the information incorporated by reference in this prospectus could materially and adversely affect our business, financial condition, results of operations, cash flows or market price.

Risks Related to this Rights Offering

Our stock price is volatile and could experience substantial declines before or after the subscription rights expire.

The market price of our restricted voting shares has historically experienced, and may continue to experience, substantial volatility. Such volatility has resulted or may result from fluctuations in our quarterly operating results or anticipated future results, changes in general conditions in the economy or the financial markets, which both have recently experienced uncertainty due to the effects of the global financial crisis, and other developments affecting us or our competitors. Some of these factors are beyond our control, such as changes in revenue and earnings estimates by analysts, market conditions within our industry, disclosures by product development partners and actions by regulatory authorities with respect to potential drug candidates and changes in pharmaceutical and biotechnology industries and the government sponsored clinical research sector. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. The stock market, and in particular the market for pharmaceutical and biotechnology company stocks, has also experienced significant decreases in value in the past. This volatility and valuation decline have affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and might adversely affect the price of our restricted voting shares.

We cannot assure you that the public trading market price of our restricted voting shares will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy restricted voting shares in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your restricted voting shares at a price equal to or greater than the Subscription Price, and you may lose all or part of your investment in our restricted voting shares.

Shareholders who do not fully exercise their rights will have their interests diluted.

This rights offering is expected to result in the issuance of an additional 9,403,483 restricted voting shares. If you choose to sell or transfer your subscription rights or not to fully exercise your rights prior to the Expiry Date, your proportionate interest in us will be reduced and your relative ownership interest in us will be diluted. Subscription rights holders who do not exercise or sell their rights prior to the Expiry Date will lose any value represented by their rights. On November 15, 2012, the last reported sales price of our restricted voting shares on the TSX was CAD$3.69 per share.

JLL has a controlling interest in the Company and its relative ownership interest may increase as a result of this rights offering.

As of the date of this prospectus supplement, JLL beneficially owns approximately 55.96% of our outstanding restricted voting shares. As JLL is expected to be a holder of restricted voting shares on the Record Date, it will have the right to participate in this rights offering. JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering. As a result, we expect that JLL will purchase any and all restricted voting shares offered in this rights offering that are not purchased by other shareholders. If each rights holder, including JLL, fully exercises its basic subscription, JLL will continue to beneficially own approximately 55.96% of our restricted voting shares outstanding. If no rights holders other than JLL were to exercise their rights in this rights offering, JLL’s percentage ownership of our outstanding restricted voting shares would increase to 58.95%.

Your interests as a holder of the restricted voting shares may differ from the interests of JLL. JLL currently exercises significant influence over us as a result of its majority shareholder position, voting rights, board appointment rights and its rights under its investor agreement with us. JLL has significant influence over our decisions to enter into corporate transactions and has the ability to prevent any transaction that requires shareholder approval. This concentration of ownership and JLL’s rights may prevent a change of control of us that might be considered to be in the interests of shareholders or other stakeholders. In addition, JLL could preclude us from executing critical elements of our business strategy.

The Subscription Price determined for the rights offering is not an indication of the fair value of our restricted voting shares.

Our board of directors determined the Subscription Price after considering, among other things, the likely cost of capital from other sources, the price at which the holders of our restricted voting shares might be willing to participate in the rights offering and the rules of the TSX and applicable Canadian securities regulatory authorities with respect to the pricing of this rights offering and the participation of insiders in this rights offering. The Subscription Price is US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share (at the holder’s choice but subject to any additional restrictions any broker, dealer, bank or other nominee may impose), which is 86.45% of the last reported sales price of our restricted voting shares on the TSX on November 15, 2012, the day before our board of directors set the Subscription Price. The Canadian dollar denominated Subscription Price is equal to the Canadian dollar equivalent of the United States dollar Subscription Price based on the Noon Buying Rate on November 15, 2012. The Subscription Price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the Subscription Price to be an indication of the fair value of the restricted voting shares to be offered in the rights offering. After the date of this prospectus supplement, our restricted voting shares may trade at prices above or below the Subscription Price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our restricted voting shares may decline before the rights expire. If you exercise your rights you will have committed to buying shares of our restricted voting shares potentially at a price above the prevailing market price. Moreover, you may be unable to sell your restricted voting shares at a price equal to or greater than the Subscription Price you paid for such shares.

You will not be able to sell the restricted voting shares you buy in this rights offering until you receive your stock certificates or your account is credited with the shares.

If you purchase restricted voting shares in this rights offering by submitting a subscription rights certificate and payment, we will mail you your stock certificates as soon as practicable after the Expiry Date. If your shares are held by a broker, dealer, bank or other nominee and you purchase shares, your account with your nominee will be credited with the restricted voting shares you purchased in this rights offering as soon as practicable after the Expiry Date. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the restricted voting shares issued in this rights offering will be listed for trading on the TSX. The share price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

This rights offering is not contingent upon the Acquisition, and there can be no assurance that the Acquisition will be consummated.

While we intend to use the net proceeds from this rights offering to partially finance the Acquisition, the closing of the Acquisition is subject to closing conditions, certain of which are beyond our control. No assurance can be given that the Acquisition will be completed when expected, on the terms described, or at all.

Consummation of this rights offering is not contingent upon the consummation of the Acquisition. If the Acquisition does not close and this rights offering is not terminated, the net proceeds from this rights offering will be used for general corporate purposes. Because our management would have broad discretion over the use of the net proceeds from this rights offering under those circumstances, you may not agree with how we would use the proceeds, and we might not invest the proceeds successfully. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from this rights offering if the Acquisition does not close, and you will not have the opportunity, as part of your investment decision, to assess whether you believe we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

The unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the consummation of the Acquisition and, accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and each of Sobel USA and Banner Europe currently operate as separate companies. We have had no prior history as a combined entity and our operations have not previously been managed on a combined basis. The pro forma financial information in this prospectus supplement is presented for informational purposes only, is based on various adjustments and assumptions, and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Acquisition, nor does it reflect future events that may occur after the Acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Sobel USA and Banner Europe, and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Acquisition that we believe are reasonable under the circumstances. However, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Acquisition.

We may terminate this rights offering at any time prior to the release of subscription payments by the subscription agent to us, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with this rights offering or terminate this rights offering at any time prior to the release of subscription payments by the subscription agent to us, which release of subscription payments is to be made concurrently with the consummation of the Acquisition or at the closing of this rights offering, whichever is earlier. If this rights offering is terminated, the subscription agent will return all exercise payments, without interest or penalty, as soon as practicable.

You must act promptly and follow instructions carefully if you want to exercise your rights.

U.S. or Canadian Holders and Qualified Holders and, if applicable, brokers, dealers, banks or other nominees acting on their behalf, who desire to purchase restricted voting shares in this rights offering must act promptly to ensure that all required rights certificates, subscription documents and payments are actually received by the subscription agent before the Expiry Date. If you or your nominee fails to complete and sign the required rights certificates, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate, subscription document or payment or contact you concerning whether a broker, dealer, bank or other nominee holds subscription rights on your behalf.

We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your subscription rights.

No prior market exists for the rights, and a liquid and reliable market for the rights may not develop.

The rights are a new issue of securities with no established trading market. While the subscription rights issued in connection with this rights offering are transferable and will be listed on the TSX, we do not know if an active market will develop for such rights, or if developed, whether such a market will continue throughout the subscription period. If an active market is not developed or maintained, the market price and the liquidity of the rights may be adversely affected. If holders of subscription rights do not exercise or sell their subscription rights, they will lose any value inherent in the subscription rights.

Unless indicated otherwise, the rights are transferable until 12:00 p.m. (Toronto time) on December 28, 2012. Unless exercised, the rights will cease to have any value following the Expiry Date. In such event, the rights will expire and will no longer be exercisable or transferable.

In addition, the subscription rights have not been registered for resale in the United States. Accordingly, if you wish to sell your rights within the United States, you must do so in compliance with the terms and conditions of an applicable exemption from registration.

Significant sales of subscription rights and our restricted voting shares, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our restricted voting shares.

The sale of substantial amounts of the subscription rights and our restricted voting shares could adversely affect the price of these securities. Sales of substantial amounts of the subscription rights and our restricted voting shares in the public market, and the availability of restricted voting shares for future sale, including approximately 9,403,483 restricted voting shares to be issued in this rights offering, could cause the market price of our restricted voting shares to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our restricted voting shares and the subscription rights would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our restricted voting shares and the subscription rights and our ability to raise additional capital.

The sale of our restricted voting shares issued upon exercise of the subscription rights could encourage short sales by third parties, which could depress the price of our restricted voting shares.

Any downward pressure on the price of our restricted voting shares caused by the sale of the shares underlying the subscription rights could encourage short sales by third parties. In a short sale, a prospective seller borrows our restricted voting shares from a shareholder or broker and sells the borrowed restricted voting shares. The prospective seller hopes that our share price will decline, at which time the seller can purchase our restricted voting shares at a lower price for delivery back to the lender. The seller profits when our restricted voting share price declines because it is purchasing our shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our restricted voting shares by increasing the number of shares being sold, which may have a material adverse effect on us and our share price.

Subscribers outside of the United States and Canada are subject to exchange rate risk.

The Subscription Price may be paid either in United States dollars or Canadian dollars. Accordingly, any holder of subscription rights outside of the United States or Canada is subject to adverse movements in their local currency against either the United States dollar or the Canadian dollar.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements and forward-looking information (collectively referred to herein as “forward-looking statements”) within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The forward-looking statements and forward-looking information reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans,” “expects” or “does not expect,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Forward-looking statements include statements regarding our plans for the closing of the Acquisition and the establishment of new credit facilities and our expectations for this rights offering. Although the forward-looking statements contained in this prospectus supplement reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Our current material assumptions include assumptions related to customer volumes, regulatory compliance, foreign exchange rates, employee severance costs associated with termination, and the timing and completion of the Acquisition and the related equity and debt financings. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to our ability to complete the Acquisition and the related equity and debt financings; integration of and achievement of our intended objectives with respect to the Acquisition; compliance with our debt covenants and our debt service obligations; international operations and foreign currency fluctuations; customer demand for our products and services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings; implementation of our new corporate strategy; our ability to effectively transfer business between facilities; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the existence of a significant shareholder; supply arrangements; pension plans; derivative financial instruments; and dependence upon key management, scientific and technical personnel. Other unknown or unpredictable factors also could have a material adverse effect on our business, results of operations, financial condition or prospects. You should read this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements or forward-looking information include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page S-18 of this prospectus supplement and the risks described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and in our subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are provided to help stakeholders understand our expectations and plans as of the date of this prospectus supplement and may not be suitable for other purposes. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this prospectus supplement and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of restricted voting shares offered in this rights offering, after deducting estimated offering expenses, will be approximately US$29.5 million. We intend to use the net proceeds from this rights offering to pay a portion of the purchase price for the Acquisition and related fees and expenses and/or for general corporate purposes. As described under the heading “Recent Developments,” we have entered into the Purchase Agreement with the Seller and VION, pursuant to which one or more of our wholly owned subsidiaries will acquire all of the issued and outstanding shares of capital stock of each of Sobel USA and Banner Europe. The Purchase Agreement requires us to pay the Seller US$255 million in cash, subject to anticipated adjustments for working capital and pay-off amounts for existing debt and transaction expenses in consideration for all of the issued and outstanding shares of capital stock of each of Sobel USA and Banner Europe.

Sobel USA and Banner Europe, a Delaware corporation and a private limited company organized under the laws of The Netherlands, respectively, comprise the world’s second largest pharmaceutical business focused on delivering proprietary softgel formulations for over-the-counter, prescription and nutritional consumer products, with four manufacturing facilities, significant proprietary technologies and products and leading positions in some of the industry’s fastest-growing product categories. Sobel USA is the holding company for the North American operations in Canada, the U.S. and Mexico, and Banner Europe is a manufacturing facility in The Netherlands.

We intend to pay the balance of the purchase price for the Acquisition with borrowings from the Facility and available cash as described below.

In connection with the Acquisition, we entered into the Commitment Letter with the Lenders on October 28, 2012, pursuant to which the Lenders have committed to arrange and provide the Facility comprised of (i) a US$565 million term loan facility and (ii) an US$85 million revolving facility. The availability of the Facility on the closing date of the Acquisition is subject to the satisfaction of a number of conditions related to the Acquisition and Refinancing as described under the heading “Recent Developments.” The following table sets forth our expected sources and uses of funds related to the Acquisition and Refinancing.

Sources		Uses
(in millions of U.S. dollars)
New term loan	$565.0	Acquisition purchase price	$255.0
New revolving credit facility(1)	—	Existing 8.625% senior secured notes due 2017	280.0
Restricted voting shares offered hereby	30.0	Asset-based revolving credit facility	30.0
Existing cash	24.0	Fees and expenses (2)	54.0

Total Sources	$619.0	Total Uses	$619.0

(1)	The new Facility provides for an US$85 million revolving credit facility, which is not anticipated to be significantly drawn upon at the time of the closing of the Acquisition.
(2)	Includes approximately US$25 million in breakage fees resulting from the repayment of our existing 8.625% senior secured notes due 2017, approximately US$29 million in other fees and expenses related to the Refinancing, approximately US$4 million in accrued interest on the senior secured notes, and US$0.5 million in expenses related to this rights offering.

We will use any remaining net proceeds from this rights offering not applied to the Acquisition for general corporate purposes.

This rights offering is not contingent upon completion of the Acquisition. Consummation of the Acquisition is subject to a number of closing conditions, including expiration or termination of any waiting period with respect to the filing pursuant to the HSR Act, the entering into of a long term supply agreement with an affiliate of the Seller, and other customary closing conditions as set forth in the Purchase Agreement. If the Acquisition does not close and this rights offering is not terminated, the entire amount of the net proceeds from this rights offering will be used for general corporate purposes. See “Risk Factors—This rights offering is not contingent upon the Acquisition, and there can be no assurance that the Acquisition will be consummated.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of July 31, 2012, (i) on an actual basis, (ii) on an as adjusted basis, after giving effect to this rights offering (but not the use of proceeds therefrom), and (iii) on an as further adjusted basis to give effect to the adjustments included in our pro forma financial information, which reflect the completion of the Acquisition and the Refinancing, and the application of the estimated proceeds from this rights offering and the Facility. The information below is not necessarily indicative of what our capitalization would have been had these transactions been completed on July 31, 2012. This table should be read in conjunction with our “Unaudited Pro Forma Financial Information” and our consolidated financial statements and the related notes thereto included or incorporated by reference in this prospectus supplement.

	Actual	As Adjusted for this Offering (1)	As Adjusted for this Offering, the Acquisition, the Facility and the Refinancing(2)
(in millions of U.S. dollars)	$	$	$

Cash and cash equivalents	35.4	64.9	13.3

Indebtedness:
8.625% Senior Secured Notes due 2017(3)	280.0	280.0	—
Existing ABL Revolver(3)	30.4	30.4	—
New Senior Secured Credit Facility(4)	—	—	565.0

Total indebtedness	310.4	310.4	565.0

Equity:
Restricted voting shares(1)	572.0	601.5	601.5
Contributed surplus	16.0	16.0	16.0
Deficit(5)	(455.4)	(455.4)	(491.2)
Accumulated other comprehensive income	11.8	11.8	11.8

Total equity	144.4	173.9	138.1

Total capitalization	454.8	484.3	703.1

(1)	We estimate that the net proceeds to us from this rights offering will be approximately US$29.5 million after deducting the estimated offering expenses payable by us.
(2)	We estimate that the net proceeds to us from this rights offering will be approximately US$29.5 million after deducting the estimated offering expenses payable by us. The proceeds from this offering, together with the proceeds from our new US$565 million term loan facility and cash on hand, will be applied to fund the Acquisition and the Refinancing.
(3)	Represents the repayment of our outstanding senior secured notes and the extinguishment of our asset-based revolving credit facility in connection with the Refinancing.
(4)	Represents the entry into the Facility, which is comprised of a US$565 million term loan facility and a US$85 million revolving facility.
(5)	Represents the following expected components:

•	The expenses of US$25.0 million for the make-whole premium related to the repayment of our outstanding senior secured notes.

•	The write-off of US$5.1 million for our unamortized deferred financing fees related to the repayment of our outstanding senior secured notes.

•	The US$5.7 million of costs associated with the Facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the following transactions: (i) the planned Acquisition, whereby Patheon will acquire Sobel USA and Banner Europe for a purchase price of approximately US$255 million, subject to adjustments; (ii) Patheon’s entry into the Facility, which is comprised of a US$565 million term loan facility and a US$85 million revolving facility, (iii) the Refinancing, whereby Patheon and its subsidiaries (including Sobel USA and Banner Europe) will refinance or repay all of their existing third party indebtedness for borrowed money, subject to certain exceptions, and (iv) this rights offering, which involves a pro rata distribution to all holders of Patheon’s restricted voting shares as of the Record Date of transferable subscription rights to purchase restricted voting shares at the Subscription Price, assuming full subscription of US$30 million.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Patheon, Sobel USA and Banner Europe, which are incorporated by reference into this prospectus supplement. Patheon’s fiscal year end is October 31, Sobel USA’s fiscal year end is the Saturday of each year closest to December 31, and Banner Europe’s fiscal year end is December 31. Because Sobel USA’s and Banner Europe’s fiscal year ends are within 93 days of Patheon’s fiscal year end, their historical financial statements were not recast when preparing the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended October 31, 2011 and the nine months ended July 31, 2012 give effect to the Acquisition, the Refinancing, the entry into the Facility and this rights offering as if each had been completed on November 1, 2010. The unaudited pro forma condensed combined balance sheet gives effect to these transactions as if they had been completed on July 31, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transactions described above, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Patheon, Sobel USA and Banner Europe. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transactions are also not reflected in the pro forma statements. Furthermore, certain reclassifications were made to the reported financial information of Sobel USA and Banner Europe to conform to the reporting classifications of Patheon.

The pro forma adjustments are based on preliminary information available as of the date of this prospectus supplement. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. At this time, Patheon has not completed detailed valuation analyses to determine the fair values of Sobel USA’s and Banner Europe’s assets and liabilities. Accordingly, the unaudited pro forma condensed combined financial statements include a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Because Patheon’s final valuations of the assets to be acquired and liabilities to be assumed in connection with the Acquisition will be dependent upon procedures and other studies that have recently commenced, the final amounts recorded at the closing date of the Acquisition may differ significantly from the information presented herein.

Upon consummation of the Acquisition, Patheon will review Sobel USA’s and Banner Europe’s accounting policies to determine if it may be necessary to harmonize any differences in policies. These unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

These unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined companies. Dollar amounts set forth in these unaudited pro forma condensed combined financial statements are presented in U.S. dollars unless otherwise indicated.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Patheon, Sobel USA and Banner Europe incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Patheon Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of July 31, 2012

(in millions of U.S. dollars)

	Historical
	Patheon July 31, 2012	Sobel USA September 30, 2012	Banner Europe September 30, 2012	Eliminations		Combined	Financing Pro Forma Adjustments		Rights Offering Pro Forma Adjustments		Acquisition Adjustments		Pro Forma
	$	$	$	$		$	$		$		$		$
Assets
Current
Cash and cash equivalents	35.4	8.7	2.2	—		46.3	194.0	b	29.5	g	(256.5	) h	13.3
Accounts receivable	138.1	46.7	5.5	—		190.3	—		—		—		190.3
Inventories	90.3	43.3	4.3	—		137.9	—		—		4.9	i	142.8
Income taxes receivable	1.9	—	—	—		1.9	—		—		—		1.9
Prepaid expenses and other	16.3	6.1	0.5	—		22.9	—		—		—		22.9
Deferred tax assets - short-term	13.3	2.1	—	—		15.4	—		—		—		15.4
Loans to related parties	—	9.2	—	(1.5	) a	7.7	—		—		(7.7	) h	—

Total current assets	295.3	116.1	12.5	(1.5)		422.4	194.0		29.5		(259.3)		386.6

Capital assets	399.2	66.2	10.6	—		476.0	—		—		32.8	j	508.8
Intangible assets	—	0.3	—	—		0.3	—		—		—		0.3
Deferred financing costs	5.1	—	—	—		5.1	17.7	c	—		—		22.8
Deferred tax assets	36.0	0.6	—	—		36.6	—		—		—		36.6
Goodwill	3.4	—	—	—		3.4	—		—		57.6	k	61.0
Investments	5.8	—	—	—		5.8	—		—		—		5.8
Other long-term assets	10.0	0.2	0.4	—		10.6	—		—		—		10.6

Total assets	754.8	183.4	23.5	(1.5)		960.2	211.7		29.5		(168.9)		1,032.5

Liabilities and shareholders’ equity
Current
Short-term borrowings -	6.6	4.9	—	—		11.5	—		—		(4.9	) h	6.6
Short-term borrowings - from related parties	—	3.7	0.6	—		4.3	—		—		(4.3	) h	—
Accounts payable and accrued liabilities	175.3	22.9	4.4	—		202.6	(7.1	) d	—		—		195.5
Income taxes payable	3.3	—	—	—		3.3	—		—		—		3.3
Deferred revenues - short-term	8.7	—	—	—		8.7	—		—		—		8.7
Loans from related parties	—	8.7	1.5	(1.5	) a	8.7	—		—		(8.7	) h	—

Total current liabilities	193.9	40.2	6.5	(1.5)		239.1	(7.1)		—		(17.9)		214.1

Long-term debt	310.4	—	—	—		310.4	254.6	e	—		—		565.0
Long-term debt with related parties	—	55.0	—	—		55.0	—		—		(55.0	) h	—
Deferred revenues	34.6	—	—	—		34.6	—		—		—		34.6
Deferred tax liabilities	30.4	8.5	—	—		38.9	—		—		—		38.9
Other long-term liabilities	41.1	0.7	—	—		41.8	—		—		—		41.8

Total liabilities	610.4	104.4	6.5	(1.5)		719.8	247.5		—		(72.9)		894.4

Shareholders’ equity
Restricted voting shares	572.0	—	—	—		572.0	—		29.5	g	—		601.5
Contributed surplus	16.0	57.5	22.5	—		96.0	—		—		(80.0	) l	16.0
(Deficit) retained earnings	(455.4)	34.5	(4.7)	—		(425.6)	(35.8	) f	—		(29.8	) l	(491.2)
Accumulated other comprehensive income (loss)	11.8	(13.0)	(0.8)	—		(2.0)	—		—		13.8	l	11.8

Total shareholders’ equity	144.4	79.0	17.0	—		240.4	(35.8)		29.5		(96.0)		138.1

Total liabilities and shareholders’ equity	754.8	183.4	23.5	(1.5)		960.2	211.7		29.5		(168.9)		1,032.5

see notes accompanying the pro forma financial statements

Patheon Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended October 31, 2011

(in millions of U.S. dollars, except loss per share)

	Historical
	Patheon Year Ended October 31, 2011	Sobel USA Year Ended December 31, 2011	Banner Europe Year Ended December 31, 2011	Eliminations	Combined	Financing Transaction Adjustments		Rights Offering Transaction Adjustments		Acquisition Adjustments		Pro Forma
	$	$	$	$	$	$		$		$		$

Revenues	700.0	229.9	41.3	—	971.2	—		—		—		971.2
Cost of goods sold	568.2	168.1	31.9	—	768.2	—		—		6.4	m	774.6

Gross profit	131.8	61.8	9.4	—	203.0	—		—		(6.4)		196.6
Selling, general and administrative expenses	120.2	33.5	3.9	—	157.6	—		—		(0.1	) n	157.5
Repositioning expenses	7.0	(0.3)	—	—	6.7	—		—		—		6.7
Research and development	—	11.8	3.0	—	14.8	—		—		0.1	o	14.9
Loss on sale of fixed assets	0.2	—	—	—	0.2	—		—		—		0.2

Operating income (loss)	4.4	16.8	2.5	—	23.7	—		—		(6.4)		17.3
Interest expense, net	25.6	0.9	—		26.5	12.2	q	—		—		38.7
Foreign exchange (gain) loss	(1.6)	(0.5)	0.1	—	(2.0)	—		—		—		(2.0)
Other income, net	(4.9)	(0.5)	(0.4)	—	(5.8)	—		—		—		(5.8)

(Loss) income from continuing operations before income taxes	(14.7)	16.9	2.8	—	5.0	(12.2)		—		(6.4)		(13.6)
Provision for (benefit from) income taxes	1.1	5.4	0.7	—	7.2	—		—		(4.7	) p	2.5

(Loss) income before discontinued operations	(15.8)	11.5	2.1	—	(2.2)	(12.2)		—		(1.7)		(16.1)
Loss from discontinued operations	(0.6)	—	—	—	(0.6)	—		—		—		(0.6)

Net (loss) income for the period	(16.4)	11.5	2.1	—	(2.8)	(12.2)		—		(1.7)		(16.7)

Net (loss) income attributable to restricted voting shareholders	(16.4)	11.5	2.1	—	(2.8)	(12.2)		—		(1.7)		(16.7)

Basic and diluted loss per share
From continuing operations	($0.122)											($0.116)
From discontinued operations	($0.005)											($0.004)

	($0.127)										t	($0.120)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168							9,403	s			138,571

see notes accompanying the pro forma financial statements

Patheon Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended July 31, 2012

(in millions of U.S. dollars, except loss per share)

	Historical
	Patheon Nine Months Ended July 31, 2012	Sobel USA Nine Months Ended September 30, 2012	Banner Europe Nine Months Ended September 30, 2012	Eliminations	Combined	Financing Transaction Adjustments	Rights Offering Transaction Adjustments		Acquisition Adjustments		Pro Forma
	$	$	$	$	$	$	$		$		$
Revenues	539.1	164.8	31.0	—	734.9	—	—		—		734.9
Cost of goods sold	435.2	130.2	24.4	—	589.8	—	—		1.1	m	590.9

Gross profit	103.9	34.6	6.6	—	145.1	—	—		(1.1)		144.0
Selling, general and administrative expenses	99.0	26.3	2.6	—	127.9	—	—		(0.1	) n	127.8
Repositioning expenses	6.9	—	—	—	6.9	—	—		—		6.9
Impairment charge	57.9	—	—	—	57.9	—	—		—		57.9
Research and development	—	7.7	2.2	—	9.9	—	—		0.1	o	10.0

Operating (loss) income	(59.9)	0.6	1.8	—	(57.5)	—	—		(1.1)		(58.6)
Interest expense, net	19.8	1.1	—	—	20.9	8.1	—		—		29.0
Foreign exchange loss	0.6	0.5	—	—	1.1	—	—		—		1.1
Other (income) expense, net	(0.6)	(0.5)	—	—	(1.1)	—	—		—		(1.1)

(Loss) income from continuing operations before income taxes	(79.7)	(0.5)	1.8	—	(78.4)	(8.1)	—		(1.1)		(87.6)
Provision for (benefit from) income taxes	3.6	(0.3)	0.4	—	3.7	—	—		(2.3	) p	1.4

(Loss) income before discontinued operations	(83.3)	(0.2)	1.4	—	(82.1)	(8.1)	—		1.3		(89.0)
Loss from discontinued operations	(0.2)	—	—	—	(0.2)	—	—		—		(0.2)

Net (loss) income for the period	(83.5)	(0.2)	1.4	—	(82.3)	(8.1)	—		1.3		(89.2)

Net (loss) income attributable to restricted voting shareholders	(83.5)	(0.2)	1.4	—	(82.3)	(8.1)	—		1.3		(89.2)

Basic and diluted loss per share
From continuing operations	($0.645)										($0.642)
From discontinued operations	($0.002)										($0.001)

	($0.646)									t	($0.643)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168						9,403	s			138,571

see notes accompanying the pro forma financial statements

Notes to Unaudited Pro Forma Financial Statements

1.	Description of Transactions

Stock Purchase Agreement

On October 28, 2012, Patheon entered into the Purchase Agreement, pursuant to which Patheon or one or more Acquisition Subs will acquire all of the issued and outstanding shares of capital stock of each of Sobel USA and Banner Europe, for a purchase price of $255 million, subject to anticipated adjustments for working capital and pay-off amounts for existing debt and transaction expenses. Subject to satisfaction of the terms and conditions set forth in the Purchase Agreement, each of Sobel USA and Banner Europe will become a wholly-owned subsidiary of Patheon or an Acquisition Sub as a result of the Acquisition.

Debt Financing Commitment Letter

In connection with the entry into the Purchase Agreement, Patheon entered into the Debt Commitment Letter, pursuant to which the Lenders committed to arrange and provide the Facility, which is comprised of (i) a $565 million term loan facility and (ii) an $85 million revolving facility. The availability of the Facility on the closing date of the Acquisition is subject to the satisfaction of a number of conditions, including but not limited to (i) the Company and its subsidiaries (including Banner Europe and Sobel USA) completing the Refinancing, whereby Patheon and its subsidiaries (including Sobel USA and Banner Europe) will refinance or repay all of their existing third party indebtedness for borrowed money, subject to certain exceptions.

Equity Commitment Letter

In connection with the entry into the Purchase Agreement, Patheon entered into the Equity Commitment Letter with JLL Fund V, a related party, on October 28, 2012, pursuant to which JLL Fund V agreed, at the time of the consummation of the Acquisition, to contribute or cause to be contributed by one or more of its affiliated entities up to $30 million, less amounts invested in the Company by other shareholders, pursuant to a rights offering or a private placement. Consistent with the Equity Commitment Letter, Patheon determined to engage in this rights offering, which involves a pro rata distribution to all holders of Patheon’s restricted voting shares as of the Record Date of transferable subscription rights to purchase restricted voting shares at the Subscription Price, for an amount of up to $30 million.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial statements of Patheon, Sobel USA and Banner Europe, which are incorporated by reference into this prospectus. Patheon’s fiscal year end is October 31, Sobel USA’s fiscal year end is the Saturday of each year closest to December 31, and Banner Europe’s fiscal year end is December 31. Because Sobel USA’s and Banner Europe’s fiscal year ends are within 93 days of Patheon’s fiscal year end, their historical financial statements were not recast when preparing the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended October 31, 2011 and the nine months ended July 31, 2012 give effect to the Acquisition, the Refinancing, the entry into the Facility and this rights offering as if each had been completed on November 1, 2010. The unaudited pro forma condensed combined balance sheet gives effect to these transactions as if they had been completed on July 31, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transactions described above, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Patheon, Sobel USA and Banner Europe. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transactions are also not reflected in the pro forma statements. Furthermore, certain reclassifications were made to the reported financial information of Sobel USA and Banner Europe to conform to the reporting classifications of Patheon.

The pro forma adjustments are based on preliminary information available as of the date of this prospectus supplement. Upon consummation of the Acquisition, Patheon will review Sobel USA’s and Banner Europe’s accounting policies to determine if it may be necessary to harmonize any differences in policies. These unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

These unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined companies. Dollar amounts set forth in these unaudited pro forma condensed combined financial statements are presented in U.S. dollars unless otherwise indicated.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Patheon, Sobel USA and Banner Europe incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

3.	Purchase Price Allocation

The proposed Acquisition will be accounted for in accordance with the acquisition method of accounting under accounting principles generally accepted in the United States, whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values at the acquisition date. The purchase price is $255 million, subject to working capital and other adjustments. The estimated preliminary fair values assuming the proposed Acquisition was consummated on July 31, 2012 are as follows (in millions of dollars):

Cash and cash equivalents	$9.4
Accounts receivable	52.2
Inventories	52.5
Prepaid expenses and other	6.6
Deferred tax assets - short-term	2.1
Capital assets	109.6
Intangible assets	0.3
Other long-term assets	1.2

Total assets	$233.9

Accounts payable and accrued liabilities	27.3
Deferred tax liabilities - long-term	8.5
Other long-term liabilities	0.7

Net assets attributable to the acquired companies	$197.4

Although these preliminary assumptions and estimates are considered reasonable under the circumstances, they are subject to changes that may be material as Patheon has not completed the valuation analyses to determine the fair values of Sobel USA’s and Banner Europe’s assets and liabilities. Because Patheon’s final valuations of the assets to be acquired and liabilities to be assumed in connection with the Acquisition will be dependent upon procedures and other studies that have recently commenced, the final amounts recorded at the closing date of the Acquisition may differ significantly from the information presented herein. For example, if interest on the new term loan facility were to change by 0.125%, Patheon’s annual interest expense would change by approximately $0.7 million. If the valuation of the acquired inventory and property and equipment were to change by 10%, Patheon’s annual cost of goods sold and depreciation, respectively, would change by approximately $0.5 million and $0.2 million, respectively.

4.	Pro Forma Adjustments

The Sobel USA and Banner Europe columns reflect these entities’ actual balance sheets as of September 30, 2012 and statements of operations for the nine months ended September 30, 2012 and year ended December 31, 2011.

Pro Forma Condensed Combined Balance Sheet:

Intercompany Eliminations Adjustments

a.	Represents the related party loans between Sobel USA and Banner Europe.

Financing Transaction Adjustments

b.	Represents the following expected components:

•	Net proceeds of $565.0 million from borrowings under the new term loan facility.

•	The cash payment of $280.0 million for the repayment of Patheon’s outstanding senior secured notes.

•	The cash payment of $28.5 million for debt issuance costs associated with the Facility.

•

The cash payment of $25.0 million for the make-whole premium and $7.1 million of accrued interest as of July 31, 2012 related to the repayment of Patheon’s outstanding senior secured notes and the extinguishment of its asset-based revolving credit facility.

•	The cash payment of $30.4 million for the extinguishment of Patheon’s asset-based revolving credit facility.

c.	Represents the following expected components:

•	The capitalization of $19.8 million of debt issuance costs associated with the new term loan facility and $3.0 million associated with the new revolving facility.

•	The write-off of $5.1 million of Patheon’s unamortized deferred financing fees related to the repayment of its outstanding senior secured notes.

d.	Represents the following expected component:

•	The cash payment of $7.1 million for accrued interest related to the repayment of Patheon’s outstanding senior secured notes and the extinguishment of its asset-based revolving credit facility.

e.	Represents the following expected components:

•	The repayment of Patheon’s outstanding senior secured notes of $280.0 million and the extinguishment of its asset-based revolving credit facility of $30.4 million.

•	The borrowings under Patheon’s new term loan facility of $565.0 million.

f.	Represents the following expected components, none of which are included in the pro forma condensed combined statements of operations because they are nonrecurring expenses related to the entry into the Facility and the Refinancing:

•	Expenses of $25.0 million for the make-whole premium related to the repayment of Patheon’s outstanding senior secured notes.

•	The write-off of $5.1 million of Patheon’s unamortized deferred financing fees related to the repayment of its outstanding senior secured notes.

•	The anticipated costs of $5.7 million associated with the Facility.

Rights Offering Transaction Adjustments

g.	Through this rights offering, Patheon expects to sell 9,403,483 million restricted voting shares for net proceeds of $29.5 million, which are net of $0.5 million in estimated offering expenses.

Acquisition Adjustments

h.	Represents the following expected components:

•

The decrease in cash resulting from the $191.3 million applied towards the purchase of the net assets of Sobel USA and Banner Europe, and $63.7 million in settlement of term loans due to the parent organization of Sobel USA and Banner Europe.

•	The decrease in cash from Sobel USA repaying its third party borrowings at closing.

•	An increase in cash of $3.4 million due to the settlement of a net intercompany receivable from the parent organization of Sobel USA and Banner Europe at closing.

i.	Represents an adjustment to reflect the estimated fair value of inventories acquired in the Acquisition.

j.	Represents an adjustment to reflect the estimated fair value of property and equipment acquired in the Acquisition.

k.	Represents the excess of the estimated purchase price over the estimated net assets acquired in the Acquisition. This purchase price allocation is preliminary and subject to change.

l.	Represents the following expected components:

•	The elimination of Sobel USA’s and Banner Europe’s contributed surplus of $57.5 million and $22.5 million, respectively.

•	The elimination of Sobel USA’s and Banner Europe’s retained earnings of $34.5 million and deficit of $4.7 million, respectively.

•	The elimination of Sobel USA’s and Banner Europe’s accumulated other comprehensive loss of $13.0 million and $0.8 million, respectively.

Pro Forma Condensed Combined Statements of Operations:

Acquisition Adjustments

m.	Represents the following expected components:

•

An increase of $4.9 million in cost of goods sold for the year ended October 31, 2011 related to the estimated increase in the fair value of inventory for Sobel USA and Banner Europe that will be amortized into the statements of operations as that inventory is sold.

•

An increase of $1.5 million and $1.1 million in cost of goods sold for the year ended October 31, 2011 and the nine months ended July 31, 2012, respectively, resulting from depreciation expense relating to the estimated preliminary fair values of acquired property and equipment.

n.	Represents the following expected components:

•	The elimination of a management fee to parent of $0.3 million and $0.2 million for Sobel USA for the year ended October 31, 2011 and the nine months ended July 31, 2012, respectively.

•

An increase of $0.2 million and $0.1 million in depreciation expense for the year ended October 31, 2011 and the nine months ended July 31, 2012, respectively, related to the estimated preliminary fair values of acquired property and equipment.

o.	Represents an expected increase of $0.1 million and $0.1 million in research and development expenses for the year ended October 31, 2011 and the nine months ended July 31, 2012, respectively, resulting from depreciation expense relating to the estimated preliminary fair values of acquired property and equipment.

p.	Represents the expected tax impact of the pro forma adjustments listed above based on a statutory rate of 25.25%.

q.	Represents the following expected components:

•

A decrease of $24.5 million of Patheon’s interest expense and $1.1 million of amortization expense on the deferred financing costs related to the repayment of Patheon’s outstanding senior secured notes and the extinguishment of its asset-based revolving credit facility.

•	A decrease of $0.9 million of Sobel USA’s interest expense due to the extinguishment of Sobel USA’s loan to a related party.

•	An increase in interest expense of $35.3 million due to the new term loan facility.

•	An increase of $3.4 million of amortization of the deferred financing costs related to the Facility.

r.	Represents the following expected components:

•

A decrease of $19.0 million of Patheon’s interest expense and $0.8 million of its amortization expense on the deferred financing costs related to the repayment of Patheon’s outstanding senior secured notes and the extinguishment of its asset-based revolving credit facility.

•	A decrease of $1.1 million of Sobel USA’s interest expense due to the extinguishment of Sobel USA’s loan to a related party, as well as a third party line of credit.

•	An increase in interest expense of $26.5 million due to the new term loan facility.

•	An increase of $2.5 million of amortization of the deferred financing costs related to the Facility.

Rights Offering Transaction Adjustments

s.	Represents the number of shares expected to be issued in this rights offering.

t.	If at the time of the consummation of this rights offering, the fair value of our restricted voting shares is more than the rights offering subscription price, basic and diluted loss per share will be restated for all periods, similar to a stock dividend. Assuming that at such time the subscription price is at a 15% discount to the fair value of our restricted voting shares, our weighted average number of shares outstanding would be deemed to increase by approximately 1%, or 1,329,427 shares, for each of the year ended October 31, 2011 and the nine months ended July 31, 2012. This deemed increase would result in a decrease in our basic and diluted net loss for each period, to $0.12 per share for the year ended October 31, 2011 and $0.64 per share for the nine months ended July 31, 2012.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” beginning on page S-18.

The Subscription Rights

We are distributing to each record holder of our restricted voting shares as of the Record Date, which is 5:00 p.m. (Toronto time) on November 27, 2012, at no charge, one transferable subscription right for each restricted voting share owned by such holder as of the Record Date, to subscribe for our restricted voting shares at a Subscription Price of US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share, at such holder’s choice but subject to any additional restrictions any broker, dealer, bank or other nominee may impose. No fractional subscription rights are being issued. We expect to sell 9,403,483 restricted voting shares and receive aggregate gross proceeds of approximately US$30 million in connection with this rights offering.

The subscription rights will be evidenced by transferable subscription rights certificates. Each registered holder of our restricted voting shares as of the Record Date that resides in the United States and Canada, other than holders that our registrar and transfer agent has determined have addresses that are incorrect and will result in an undeliverable mailing, will receive a rights certificate evidencing the total number of subscription rights to which such holder is entitled. See “—Undeliverable Rights.” Subject to certain exceptions described herein, rights certificates may not be held directly by, and subscriptions for restricted voting shares will not be accepted from, Ineligible Holders. See “—Ineligible Holders.”

Only a U.S. or Canadian Holder or a Qualified Holder may exercise the subscription rights. For every 13.75 subscription rights held, a U.S. or Canadian Holder or a Qualified Holder is entitled to subscribe for one whole restricted voting share at the Subscription Price. Holders of subscription rights who elect to exercise their basic subscription privilege in full may also subscribe, at the Subscription Price, for additional restricted voting shares under their over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privilege in full. If an insufficient number of restricted voting shares are available to fully satisfy the over-subscription privilege requests, the available restricted voting shares will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

Subscription rights will be eligible for exercise at any time before 5:00 p.m. (Toronto time) on December 28, 2012, which is the Expiry Date for this rights offering, unless our board of directors, in its sole discretion, extends the Expiry Date.

As the subscription rights issued in connection with this rights offering are transferable, the subscription rights will trade on the TSX under the symbol “PTI.RT.” We expect that any such trading will continue until 12:00 p.m. (Toronto time) on December 28, 2012. You may sell your rights using normal investment channels, such as investment dealers and brokers, or through the facilities of the TSX at your own expense. The subscription rights have not been registered for resale in the United States. Accordingly, if you wish to sell your rights within the United States, you must do so in compliance with the terms and conditions of an applicable exemption from registration. See “—Sale or Transfer of Subscription Rights.”

If you hold your shares in a brokerage account or through a dealer, bank or other nominee, please see the information included below the heading “—Beneficial Owners.”

U.S. or Canadian Holders and Qualified Holders that are unsure how to exercise their subscription rights should contact the Company, the subscription agent or their respective broker, dealer, bank or other nominee. See “—Questions About Exercising Subscription Rights.”

Reasons for this Rights Offering

This rights offering is being made to provide partial financing for the planned acquisition of Sobel USA and Banner Europe pursuant to our Purchase Agreement with the Seller and VION dated October 28, 2012 and/or for general corporate purposes. In connection with entering the Purchase Agreement, JLL Fund V committed to provide (or cause one of its affiliates to provide) equity financing for the Acquisition in an amount up to US$30 million either by participating in a rights offering or private placement of the Company. We are conducting the rights offering to afford holders of our restricted voting shares the opportunity to purchase additional shares on a pro rata basis in order to minimize the dilution of their ownership interest in the Company resulting from the Company’s requirement for equity financing.

JLL has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering in order to satisfy obligations under the Equity Commitment Letter. Therefore, the percentage of restricted voting shares owned by our other shareholders who do not exercise their subscription rights in full will decrease. See “—Effects of Rights Offering on JLL’s Ownership Interest.”

Subscription Price

The Subscription Price is, at the choice of the subscription rights holder but subject to any additional restrictions a broker, dealer, bank or other nominee may impose, US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share, which is 86.45% of the last reported sales price of our restricted voting shares on the TSX on November 15, 2012, the day before our board of directors set the Subscription Price. The Canadian dollar denominated Subscription Price is equal to the Canadian dollar equivalent of the United States dollar Subscription Price based on the Noon Buying Rate on November 15, 2012. Our board of directors determined the Subscription Price after considering, among other things, the likely cost of capital from other sources, the price at which the holders of our restricted voting shares might be willing to participate in the rights offering, and the rules of the TSX and applicable Canadian securities regulatory authorities with respect to the pricing of this rights offering and the participation of insiders in this rights offering. The Subscription Price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the Subscription Price to be an indication of the fair value of the restricted voting shares to be offered in the rights offering.

Expiration of This Rights Offering and Extensions, Amendments, Conditions and Termination

You may exercise your subscription rights at any time before 5:00 p.m. (Toronto time) on December 28, 2012, the Expiry Date, unless our board of directors, in its sole discretion, extends the time for exercising the subscription rights.

We may extend the Expiry Date at any time after the Record Date in order to comply with applicable law or for any other reason. We may extend the Expiry Date by giving oral or written notice to the subscription agent on or before the scheduled Expiry Date. If we elect to extend the Expiry Date, we will issue a press release announcing such extension no later than 9:00 a.m. (Toronto time) on the next business day after the most recently announced Expiry Date.

If you do not exercise or transfer or sell your subscription rights before the Expiry Date or any extension thereof, your unexercised subscription rights will expire, be null and void, have no value and will no longer be exercisable for any restricted voting shares. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the Expiry Date, regardless of when you transmitted the documents.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may choose to proceed with this rights offering even if one or more of these events occurs.

In addition, we reserve the right to withdraw and cancel this rights offering for any reason prior to the release of subscription payments by the subscription agent to us if our board of directors decides to do so in its sole discretion. If we cancel this rights offering, we will issue a press release notifying shareholders of the cancellation and the subscription agent will return all subscription payments it has received from the cancelled rights offering as soon as practicable, without interest or penalty.

If this rights offering is terminated, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Subscription Privileges

Holders of subscription rights who are U.S. or Canadian Holders or Qualified Holders are entitled to the basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege. Only U.S. or Canadian Holders and Qualified Holders may exercise the subscription rights and subscribe for the restricted voting shares underlying the subscription rights. If you are a U.S. or Canadian Holder or a Qualified Holder, with your basic subscription privilege, you may purchase one whole restricted voting share for every 13.75 subscription rights held by you, upon delivery of the required documents and payment of the Subscription Price to the subscription agent. You are not required to exercise all or any of your subscription rights unless you wish to purchase shares under your over-subscription privilege. The subscription agent will deliver to the subscribers who purchase restricted voting shares in this rights offering certificates representing the restricted voting shares purchased with a holder’s basic subscription privilege (or such holder’s account with its broker, dealer, bank or other nominee will be credited with such shares) as soon as practicable after the Expiry Date.

Over-Subscription Privilege. In addition to your basic subscription privilege, if you are a U.S. or Canadian Holder or a Qualified Holder, you may subscribe for additional restricted voting shares that remain unsubscribed for at the Expiry Date at the same Subscription Price per whole share, upon delivery of the required documents and payment of the Subscription Price to the subscription agent, before the Expiry Date. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privilege in full.

Pro Rata Allocation. If there are an insufficient number of restricted voting shares available to fully satisfy all requests made under the over-subscription privilege, we will allocate the remaining restricted voting shares available in this rights offering pro rata, as described below, after eliminating all fractional shares, among those over-subscribing rights holders. Each holder of subscription rights who exercises the basic subscription privilege in full and who exercises the over-subscription privilege will be entitled to receive, in connection with the exercise of the over-subscription privilege, the number of restricted voting shares that is the lesser of:

(a)	the number of restricted voting shares subscribed for by the holder of subscription rights under the over-subscription privilege; and

(b)	the number of restricted voting shares (disregarding fractions) obtained by (i) multiplying the total number of restricted voting shares not subscribed for under the basic subscription privilege by the number of subscription rights exercised by such holder under the basic subscription privilege, and (ii) dividing the product by the aggregate number of subscription rights exercised under the basic subscription privilege by all holders of subscription rights who exercise the over-subscription privilege.

If any holder has subscribed for fewer restricted voting shares under the over-subscription privilege than the number resulting from the application of the formula in (b) above, the excess restricted voting shares will be allocated in the manner described above among all other U.S. or Canadian Holders and Qualified Holders exercising their over-subscription privilege.

Full Exercise of Basic Subscription Privilege. As a U.S. or Canadian Holder or a Qualified Holder, you may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, if you hold restricted voting shares both individually and jointly with your spouse, you will receive separate subscription rights for the shares you hold individually and the shares you hold jointly with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription rights as to restricted voting shares that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment. If you are a U.S. or Canadian Holder or a Qualified Holder that exercised your over-subscription privilege and are allocated less than all of the restricted voting shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or penalty, as soon as practicable after the Expiry Date.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number.

No Fractional Shares

All restricted voting shares will be sold, at the choice of the subscription rights holder but subject to any additional restrictions a broker, dealer, bank or other nominee may impose, at a Subscription Price of US$3.19 per whole restricted voting share or CAD$3.19 per whole restricted voting share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription privilege and the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable after the Expiry Date.

No Minimum Subscription Level

The completion of this rights offering is not subject to any minimum subscription level. JLL, which owns approximately 55.96% of our outstanding restricted voting shares as of the date of this prospectus supplement, has advised us that it intends to exercise its rights under the basic subscription privilege in full, as well as any available over-subscription privilege up to the full amount of this rights offering, such that the gross proceeds to us from the rights offering will be approximately US$30 million.

Registered Shareholders Wishing to be Recognized as Qualified Holders

The subscription rights and the restricted voting shares issuable upon the exercise of the subscription rights are only being offered in the United States and Canada, except where the subscription by a holder of subscription rights in a jurisdiction outside of the United States and Canada is lawfully made by a Qualified Holder in compliance with all securities and other laws applicable in the jurisdiction where such person is a resident. Holders of subscription rights that wish to be recognized as Qualified Holders must contact the subscription agent at the earliest possible time, and in any event prior to 4:30 p.m. (Toronto time) on December 17, 2012, in order to satisfy Patheon in its sole discretion that such holders are Qualified Holders. See “—Ineligible Holders.”

Deemed Representation and Warranty of Each Subscriber

As a condition to purchase any restricted voting shares in this rights offering, each subscriber, other than a Qualified Holder, will be deemed to have represented and warranted that it is resident in the United States or Canada, and this representation and warranty will be relied upon by us and the subscription agent.

Method of Subscription—Exercise of Rights

Only U.S. or Canadian Holders and Qualified Holders may exercise the subscription rights and subscribe for the restricted voting shares underlying the subscription rights. Subscription rights are evidenced by subscription rights certificates. The subscription rights certificates are being mailed to holders of our restricted voting shares as of the Record Date with this prospectus supplement or, if shares of restricted voting shares held by such holder are held by a depository or nominee on its behalf, to such depository or nominee.

You should read and follow the instructions accompanying the subscription rights certificates carefully. Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus supplement and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the restricted voting shares at the Subscription Price by the Expiry Date. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m. (Toronto time) on December 28, 2012, the Expiry Date for this rights offering, unless extended, at the offices of the subscription agent at the address set forth below.

You are responsible for the method of delivery of your subscription rights certificate(s) with your Subscription Price payment to the subscription agent. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the Expiry Date. If you hold your restricted voting shares in the name of a broker, dealer, bank or other nominee, you should submit your subscription documents and payment for the restricted voting shares subscribed for in the time period provided by your nominee in order to permit the nominee to submit all required subscription documents and payments prior to the Expiry Date.

Method of Payment

A subscription rights holder that is a U.S. or Canadian Holder or a Qualified Holder may send the subscription rights certificate together with payment for the restricted voting shares subscribed for in this rights offering to the subscription agent based on the Subscription Price. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s addresses set forth below (see “—Delivery of Subscription Materials and Payment”), at or prior to 5:00 p.m. (Toronto time) on December 28, 2012, unless extended. Do not send subscription rights certificates or payments to Patheon.

All payments by a participating subscription rights holder must be in United States dollars or Canadian dollars by certified check, bank draft or money order payable to “Computershare Investor Services Inc.,” acting as subscription agent for the Company. We have arranged for JLL’s subscription payment to be made by wire transfer to Computershare. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending proration and distribution of the restricted voting shares, except that the subscription agent will release the total amount of subscription payments received, up to a maximum of $30 million, to the Company concurrently with the consummation of the Acquisition. If the Acquisition is not consummated prior to the Expiry Date, the subscription agent will release subscription payments, up to a maximum of US$30 million, to the Company on the closing of the rights offering. See “—Funds Held By Subscription Agent.”

The method of delivery of subscription rights certificates and payment of the Subscription Price to the subscription agent will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by priority or express mail, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m. (Toronto time) on December 28, 2012.

Whichever of the methods described above is used, issuance of the restricted voting shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for restricted voting shares does not make payment of any amounts due by the Expiry Date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating subscription rights holders; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares that could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. See “—Validity and Rejection of Subscriptions.”

Participating subscription rights holders will have no right to rescind their subscription after receipt by the subscription agent of their payment for shares.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon clearance of any certified check, bank draft or money order.

Exercising a Portion of Your Subscription Rights

If a U.S. or Canadian Holder or a Qualified Holder wants to exercise some but not all of the subscription rights represented by a rights certificate and such holder wishes to retain the ability to exercise or transfer the balance of the unexercised subscription rights represented by a rights certificate, such holder must first complete and submit its request to the subscription agent in order to divide its subscription rights and be issued two separate rights certificates: one certificate representing the number of subscription rights that the holder wishes to exercise in the first instance (which should then be completed and delivered to the subscription agent); and a second certificate representing the balance of unexercised subscription rights available for future exercise or transfer prior to the Expiry Date. See “—Sale or Transfer of Subscription Rights.”

No Revocation or Change

Once you have sent in your subscription rights certificate and payment or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider unfavorable and even if the market price of our restricted voting shares decreases or is below the Subscription Price. In particular, this rights offering is not contingent upon the completion of the Acquisition. The Acquisition is, however, subject to closing conditions and rights of termination. See “Recent Developments” and “Use of Proceeds.” You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the Subscription Price. Subscription rights not exercised prior to the Expiry Date will expire, be null and void, have no value and will no longer be exercisable for restricted voting shares.

Delivery of Subscription Materials and Payment

The subscription agent for this offering is Computershare. You should deliver your subscription rights certificate and payment of the Subscription Price to the subscription agent by one of the methods described below:

By Mail:

P.O. Box 7021

31 Adelaide St E

Toronto, ON

M5C 3H2

Attention: Corporate Actions

By Hand or By Courier:

100 University Avenue

9th Floor

Toronto, ON

M5J 2Y1

Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the instructions accompanying the subscription rights certificate, you should contact Patheon Inc. by telephone at (919) 226-3200 or by email at investorrelations@patheon.com or the subscription agent at the telephone number or email address listed under “—Delivery of Subscription Materials and Payment.” If you hold your restricted voting shares through a broker, dealer, bank, or other nominee, please contact your nominee with any questions regarding the exercise of your subscription rights.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent. If your aggregate Subscription Price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of restricted voting shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of restricted voting shares, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the Expiry Date.

Regulatory Limitations

We reserve the right to refuse to issue restricted voting shares to any shareholder who would, in our opinion, be required to obtain prior clearance or approval from any provincial, territorial, state or federal regulatory authority to own or control such shares if, at the Expiry Date, such holder has not obtained such clearance or approval. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We are not offering or selling, or soliciting any purchase of, restricted voting shares in any jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any jurisdiction whose laws would require a change in this rights offering in order to carry out this offering in such jurisdiction.

Signature Guarantees

When the original holder signs the subscription rights certificate, the signature must correspond in every particular with the name of the holder as it appears on the face of the subscription rights certificate. If the subscription rights certificate is transferred, the signature of the transferor must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If a subscription rights certificate is issued to or transferred to two or more persons who hold the subscription rights evidenced thereby jointly, the signatures of all such joint holders shall be required on the appropriate forms in order to exercise the basic subscription privilege and, if applicable, the over-subscription privilege, or to sell or transfer the subscription rights.

If a form on the subscription rights certificate is signed by a trustee, executor or administrator, by an officer of a corporation or by any person acting in a representative capacity, the subscription rights certificate must be accompanied by evidence satisfactory to the subscription agent of authority to so sign. Such evidence would consist of, in the case of a corporation, a certified extract from the by-laws or a certified copy of a board resolution granting authority to certain officers to sell, assign and transfer securities registered in its name, together with a certificate of the corporate secretary identifying the authorized officers. In the case of a trustee, executor or administrator, or by any person acting in a legal representative capacity, such evidence would consist of appropriate proof of appointment.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, and you are a U.S. or Canadian Holder or a Qualified Holder, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of restricted voting shares you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your Subscription Price payment for each restricted voting share that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue restricted voting shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holders of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. Except as provided in this paragraph, we will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that it may incur in connection with this rights offering. Notwithstanding the foregoing or anything contained in this prospectus supplement to the contrary, payment of any service charge, commission, expense or other fee payable (including those of brokers) in connection with the purchase, exercise, transfer or sale of subscription rights to third parties will be the responsibility of the holder of the subscription rights. The holder of the subscription rights must also pay all stamp, issue, registration, transfer or other similar taxes or duties contingent upon the issue or delivery of restricted voting shares to or for the order of a third party.

Notice to Beneficial Holders/Nominees

If you are a broker, a trustee or a depository for securities that holds restricted voting shares for the account of others on the Record Date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to obtain their instructions with respect to their subscription rights, as set forth in the instructions we are providing to you for your distribution to beneficial owners. If the beneficial owner is a U.S. or Canadian Holder or a Qualified Holder, and such beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold restricted voting shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of restricted voting shares on the Record Date.

Beneficial Owners

If you are a beneficial owner of restricted voting shares or received your subscription rights through a broker, dealer, bank or other nominee, this prospectus supplement asks your broker, dealer, bank or other nominee to notify you of this rights offering. If you are a U.S. or Canadian Holder or a Qualified Holder and wish to exercise your subscription rights, you will need to have your broker, dealer, bank or other nominee exercise the subscription rights on your behalf in accordance with your instructions. If you hold certificates of our restricted voting shares directly and would prefer to have your broker, dealer, bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, bank or other nominee if you do not receive the instructions form, but you believe you are entitled to exercise subscription rights in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, bank or nominee or if you receive it without sufficient time to respond.

Validity and Rejection of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to exercise subscription rights in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the right to treat as invalid any exercise or purported exercise of any subscription rights in this rights offering that appears to us to have been exercised, effected or dispatched in a manner which may involve a breach of the laws or regulations of any jurisdiction or if we believe, or our agents believe, that the same may violate or be inconsistent with the procedures and terms set out in this prospectus supplement or accompanying prospectus or in breach of the representation and warranty that a holder exercising its subscription rights is resident in the United States or Canada. You must resolve any irregularities in connection with your subscription before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscription. A subscription will be considered accepted, subject to our right to withdraw or cancel this rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretation of the terms and conditions of this rights offering will be final and binding.

Undeliverable Rights

Holders of our restricted voting shares that our registrar and transfer agent has determined have addresses that are incorrect and will result in an undeliverable mailing will not receive subscription rights certificates. Such holders will be mailed a copy of this prospectus together with a letter advising them that their rights certificates will be held by the subscription agent as agent for the benefit of all such holders. Rights certificates held on behalf of such holders, and any rights certificates returned to the subscription agent as undeliverable, will be held by the subscription agent until the Expiry Date, which is 5:00 p.m. (Toronto time) on December 28, 2012, unless extended, after which time the applicable subscription rights will be null and void, have no value and no longer be exercisable for any restricted voting shares. As a result, the subscription agent will not sell or attempt to sell such undeliverable subscription rights and no proceeds of sale will be credited to holders of such subscription rights.

JLL’s Participation

In connection with the Acquisition, JLL Fund V has entered into the Equity Commitment Letter. JLL has advised us that, in order to satisfy obligations under the Equity Commitment Letter, it intends to provide its full subscription payments with respect to its basic subscription privilege and its maximum potential over-subscription privilege, amounting to US$30 million in total, to the subscription agent prior to the consummation of the Acquisition. As soon as practicable after the Expiry Date, excess funds held by the subscription agent will be returned to shareholders, including JLL, who provided such funds. This participation of JLL in the rights offering has the same effect as a “stand-by commitment” as JLL intends, after the Expiry Date, to acquire all of the restricted voting shares not acquired under the basic subscription privilege or the over-subscription privilege by other shareholders. JLL will not be paid a fee in consideration for exercising its rights under the basic subscription privilege and over-subscription privilege in this rights offering.

Funds Held By Subscription Agent

The subscription agent will hold your payment of the Subscription Price in a segregated account with other payments received from other subscription rights holders until the date of the consummation of the Acquisition or the closing of this rights offering, whichever is earlier. In either event, the subscription agent will release the total amount of subscription payments received, up to a maximum of US$30 million, to us. The subscription funds received by the subscription agent in excess of US$30 million will be held in a segregated account until we issue your restricted voting shares to you. As soon as practicable after the Expiry Date, such excess funds will be returned, without interest or penalty, to the shareholders that provided such funds.

Restricted Voting Share Certificates

Any restricted voting shares issued in connection with this rights offering will be registered in the name of the person to whom the rights certificate was issued or to whom the subscription rights have been properly and duly transferred. The certificates representing such restricted voting shares will be delivered by mail to the address of the subscriber as it appears on the rights certificate, unless otherwise directed, or to the address of the transferee, if any, indicated on the appropriate form on the rights certificate as soon as practicable after the Expiry Date. Except as otherwise described under “—Ineligible Holders,” restricted voting shares will not be issued to or on behalf of any holder of subscription rights with an address of record outside of the United States and Canada.

Rights holders that hold their subscription rights through a broker, dealer, bank or other nominee participating in DTC will not receive physical certificates evidencing their ownership of restricted voting shares issued upon the exercise of the subscription rights. As soon as practicable after the Expiry Date, one or more global certificates representing such restricted voting shares will be issued in registered form to and in the name of DTC or its respective nominees as applicable.

Shareholder Rights

You will have no rights as a holder of the restricted voting shares you purchase in this rights offering until the stock certificates representing the restricted voting shares are issued to you, or your account at your nominee is credited with the restricted voting shares purchased in this rights offering.

Sale or Transfer of Subscription Rights

A holder of subscription rights in the form of a rights certificate may sell or transfer some or all of such subscription rights to any person that is not an Ineligible Holder.

The subscription rights will trade on the TSX under the symbol “PTI.RT.” We expect that any such trading will continue until 12:00 p.m. (Toronto time) on December 28, 2012. However, there has been no prior public market for the subscription rights, and we cannot assure holders of subscription rights that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure holders of subscription rights of the prices at which the subscription rights will trade, if at all. If holders of subscription rights do not exercise or sell their subscription rights, they will lose any value inherent in the subscription rights. Holders that do not wish to exercise their subscription rights may sell or transfer their subscription rights through usual investment channels, such as investment dealers and brokers, or through the facilities of the TSX at the holder’s own expense. The subscription rights have not been registered for resale in the United States. Accordingly, holders that wish to sell their rights within the United States must do so in compliance with the terms and conditions of an applicable exemption from registration.

Transfer of Subscription Rights. Holders of subscription rights may transfer, other than to an Ineligible Holder, subscription rights in whole by endorsing the rights certificate for transfer. Holders should follow the instructions for transfer included in the information sent to them with their rights certificate. If holders wish to transfer only a portion of the subscription rights, such holders should deliver their properly endorsed rights certificate to the subscription agent. With their rights certificate, such holders should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). Holders may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send such holder a new rights certificate evidencing the balance of the subscription rights issued to such holder but not transferred to the transferee. Holders may also instruct the subscription agent to send the rights certificate to one or more additional transferees that is not an Ineligible Holder. If holders of subscription rights wish to sell their remaining subscription rights, such holders may request that the subscription agent send them certificates representing their remaining (whole) subscription rights so that such holders may sell them through their usual investment channels, such as investment dealers and brokers.

If a holder wishes to transfer all or a portion of its subscription rights, such holder should allow a sufficient amount of time prior to the Expiry Date for the subscription agent to:

•	receive and process such holder’s transfer instructions; and

•

issue and transmit a new rights certificate to such holder’s transferee or transferees with respect to transferred subscription rights, and to such holder with respect to any subscription rights such holder retained.

If a holder wishes to transfer its subscription rights, the signature of the transferor must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States. See “—Signature Guarantees.”

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by a holder’s transferee to exercise or sell its subscription rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. A holder should also allow up to ten business days for such holder’s transferee to exercise or sell the subscription rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the Expiry Date.

A holder will receive a new rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives such holder’s properly endorsed rights certificate no later than 5:00 p.m. (Toronto time) on December 27, 2012. The subscription agent will not issue a new rights certificate if such holder’s rights certificate is received after that time and date. If a holder’s instructions and rights certificate are received by the subscription agent after that time and date, such holder will not receive a new rights certificate and therefore will not be able to sell or exercise its remaining subscription rights.

Holders are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, exercise, transfer or sale of their subscription rights, except as provided under “—Fees and Expenses.” Any amounts owed by a holder will be deducted from such holder’s account.

Persons interested in selling, transferring or purchasing subscription rights should be aware that the exercise of subscription rights by holders that are located outside of the United States and Canada will not be permitted unless the person exercising the subscription rights meets the conditions and satisfies the procedures described under “– Ineligible Holders.”

Ineligible Holders

Holders of subscription rights that reside outside of the United States or Canada and any persons (including any brokers, dealers, banks or other nominees) that have a contractual or legal obligation to forward this document to a jurisdiction outside the United States or Canada should read this section.

The subscription rights and the restricted voting shares issuable upon the exercise of the subscription rights are not being offered outside of the United States or Canada. Rights certificates will not be sent to any shareholder with an address of record outside of the United States or Canada and, except as described herein, subscription rights may not be exercised by or on behalf of any holder of subscription rights with an address outside of the United States or Canada. Instead, such holders will be sent a copy of the rights offering circular being distributed to Canadian holders of record together with a letter advising them that their rights certificates will be held by the subscription agent as agent for the benefit of all such Ineligible Holders. The letter will also describe the conditions required to be met in order for such Ineligible Holders to participate in this rights offering. Ineligible Holders may transfer their subscription rights by providing transfer instructions to the subscription agent, provided that the transferee’s address on the transfer instructions must be in the United States or Canada. Any such transfer instructions must be received by the subscription agent prior to 4:30 p.m. (Toronto time) on December 17, 2012.

Notwithstanding any of the foregoing, subscriptions from Qualified Holders will be accepted. Holders of subscription rights that have not received rights certificates but are resident in the United States or Canada or that wish to be recognized as Qualified Holders must contact the subscription agent at the earliest possible time. Subscription rights of holders with addresses of record outside of the United States or Canada will be held by the subscription agent until 4:30 p.m. (Toronto time) on December 17, 2012 in order to provide such holders with the opportunity to satisfy Patheon that (i) the holder is resident in the United States or Canada, or (ii) the exercise of the holder’s subscription rights will not be in violation of securities and other laws applicable in the jurisdiction where such person is resident. From and after 9:00 a.m. (Toronto time) on December 18, 2012 and until the Expiry Date, the subscription agent will attempt to sell the subscription rights of Ineligible Holders on such date or dates and at such price or prices and in such markets as the subscription agent determines in its sole discretion. The subscription agent will distribute all proceeds in United States or Canadian dollars to such Ineligible Holders on a pro rata basis (net of brokerage fees and selling expenses and, if applicable, costs incurred and withholding taxes).

No charge will be made for the sale of subscription rights on behalf of Ineligible Holders by the subscription agent except for a proportionate share of any brokerage fees and selling expenses and, if applicable, costs incurred by the subscription agent and withholding taxes in connection with the sale of the subscription rights. The proceeds from the sale of subscription rights by the subscription agent (net of brokerage fees and selling expenses and, if applicable, costs incurred and withholding taxes) will be divided on a pro rata basis among Ineligible Holders and delivered to such Ineligible Holders as soon as reasonably practicable, provided that amounts of less than US$10.00 will not be remitted. The subscription agent will act in its capacity as agent of the Ineligible Holders on a best efforts basis only, and neither we nor the subscription agent accept any liability for the price obtained on the sale of subscription rights or the inability of the subscription agent to sell the subscription rights. Neither we nor the subscription agent will be subject to any liability for or in connection with the sale of, or failure to sell, any subscription rights on behalf of Ineligible Holders. There is a risk that the proceeds to be received from the sale of subscription rights held by Ineligible Holders would not exceed the costs incurred by the subscription agent in connection with the sale of such subscription rights, in which case no sale of subscription rights will occur and no proceeds will be remitted to such Ineligible Holders.

Holders of subscription rights that are not resident in the United States or Canada should be aware that the acquisition and disposition of any of the subscription rights being issued hereunder and the restricted voting shares issuable upon the exercise of the subscription rights may have tax consequences in the jurisdiction in which they reside which are not described in this prospectus supplement, the accompanying prospectus or the rights offering circular being distributed to Ineligible Holders. Such holders should consult their own tax advisors about the specific tax consequences of acquiring, holding and disposing of the subscription rights and the restricted voting shares issuable upon the exercise of the subscription rights.

Listing and Trading

Our restricted voting shares are listed on the TSX under the symbol “PTI” and all underlying restricted voting shares issued in connection with the exercise of the subscription rights will also trade on the TSX under the symbol “PTI.”

As the subscription rights are transferable, the subscription rights will trade on the TSX under the symbol “PTI.RT.” We expect that the rights will cease trading at 12:00 p.m. (Toronto time) on December 28, 2012.

Restricted Voting Shares Outstanding After this Rights Offering

We anticipate that approximately 138,701,375 restricted voting shares will be issued and outstanding following this rights offering. This assumes that during this rights offering, we issue no restricted voting shares outside of the rights offering and that no options for our restricted voting shares are exercised.

Dilutive Effects of the Rights Offering

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription privilege will be diluted. If you do not exercise any of your subscription rights, the number of restricted voting shares you own will not change. However, you will experience dilution to your equity interest in the Company to the extent you choose not to exercise your subscription rights and other holders exercise some or all of their subscription rights.

Effects of Rights Offering on JLL’s Ownership Interest

As of the date of this prospectus supplement, JLL beneficially owns approximately 55.96%, or 72,358,181, of the 129,297,892 restricted voting shares outstanding before giving effect to this rights offering. JLL has advised us that, in order to satisfy obligations under the Equity Commitment Letter, it intends to provide its full subscription payments with respect to its basic subscription privilege and its maximum potential over-subscription privilege, such that the gross proceeds to us from the rights offering will be approximately US$30 million. Because of this participation, the percentage of restricted voting shares owned by our other shareholders who do not exercise their subscription rights in full is expected to decrease. If each rights holder, including JLL, fully exercises its basic subscription privilege in this rights offering, JLL is expected to beneficially own approximately 55.96% of our restricted voting shares immediately following this rights offering. If no rights holders other than JLL were to exercise their rights in this rights offering, the percentage ownership of our outstanding restricted voting shares held by JLL would increase to 58.95%.

Review of Rights Offering By Independent Directors

The rights offering was reviewed by our independent directors Brian Shaw, David Sutin and Derek Watchorn. This review was primarily undertaken in light of the intentions of JLL and other insiders to exercise rights, as described below under “—No Recommendations.” The independent directors met three times to review the rights offering, including the proposed structure, terms and applicable stock exchange and regulatory approvals. The independent directors unanimously concurred that the rights offering is in the best interests of Patheon. Throughout this review process, there were no disagreements or unresolved contrary views between the independent directors and the other members of our board of directors.

No Recommendations

Although this rights offering has been approved by our board of directors, neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision about whether or not to exercise or sell your subscription rights or to simply take no action with respect to your subscription rights based on your own assessment of your best interest and this rights offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus supplement. You should not view our board of directors’ approval of this rights offering as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interest.

Four of our nine directors may be deemed to be affiliated with JLL, which owns approximately 55.96% of our outstanding restricted voting shares as of the date of this prospectus supplement. JLL has advised us that, in order to satisfy obligations under the Equity Commitment Letter, it intends to provide its full subscription payments with respect to its basic subscription privilege and its maximum potential over-subscription privilege up to the full amount of this rights offering. Five of our directors—Joaquín B. Viso, James C. Mullen (who is also our chief executive officer), Brian G. Shaw, David E. Sutin and Derek Watchorn—and one of our executive officers in addition to Mr. Mullen—Michael E. Lytton—have advised us that they intend to exercise their basic subscription privilege and over-subscription privilege in full, but they are under no contractual obligation to do so. You should not view the intentions of JLL and five of our directors as a recommendation or other indication, by JLL or any member of our board of directors, that the exercise of the subscription rights is in your best interest.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO PATHEON. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE TO THE SUBSCRIPTION AGENT, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE PRIORITY OR EXPRESS MAIL. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE TIMELY DELIVERY AND CLEARANCE OF PAYMENT. IF YOUR SHARES ARE HELD THROUGH A BROKER, DEALER, BANK OR OTHER NOMINEE, YOUR NOMINEE MAY ESTABLISH A DEADLINE THAT MAY BE BEFORE THE EXPIRY DATE.

PLAN OF DISTRIBUTION

On or about December 3, 2012, we will distribute the subscription rights, subscription rights certificates, and copies of this prospectus supplement and the accompanying prospectus to each U.S. holder of record of our restricted voting shares as of 5:00 p.m. (Toronto time) on November 27, 2012. We have not employed any brokers, dealers, dealer managers or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no fee or sales commissions, fees or discounts will be paid in connection with this rights offering. Certain of our employees may solicit responses from the holders of the subscription rights in connection with this rights offering, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation. Concurrent with the delivery of this prospectus, we will distribute subscription rights, subscription rights certificates, and a rights offering circular to Canadian holders of record of our restricted voting shares as of 5:00 p.m. (Toronto time) on November 27, 2012. Non-Canadian and non-U.S. holders of record will receive a letter describing their rights and a copy of the rights offering circular.

JLL, which beneficially owns as of the date of this prospectus supplement approximately 55.96%, or 72,358,181, of the 129,297,892 restricted voting shares outstanding before giving effect to this rights offering, has advised us that, in order to satisfy obligations under the Equity Commitment Letter, it intends to provide its full subscription payments with respect to its basic subscription privilege and its maximum potential over-subscription privilege to Computershare prior to the consummation of the Acquisition, such that the gross proceeds to us from the rights offering will be approximately US$30 million.

As the rights are transferable, the subscription rights will trade on the TSX under the symbol “PTI.RT.” We expect that the rights will cease trading at 12:00 p.m. (Toronto time) on December 28, 2012.

Our restricted voting shares are listed on the TSX under the symbol “PTI” and all underlying shares of restricted voting shares issued in connection with exercising the subscription rights will also trade on the TSX under the symbol “PTI.”

If you wish to exercise your subscription rights to purchase restricted voting shares, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, Computershare, at the following address:

By Mail:

P.O. Box 7021

31 Adelaide St E

Toronto, ON

M5C 3H2

Attention: Corporate Actions

By Hand or By Courier:

100 University Avenue

9th Floor

Toronto, ON

M5J 2Y1

Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Computershare is also the registrar and transfer agent for the restricted voting shares.

If you have other questions about this rights offering, please contact Patheon Inc. at (919) 226-3200 or by email at investorrelations@patheon.com. If you hold your restricted voting shares through a broker, dealer, bank, or other nominee, please contact your nominee with any questions regarding the exercise of your subscription rights. No action has been or will be taken in any jurisdiction other than in the United States and Canada, where action for that purpose is required, which would permit a public offering of the subscription rights and the restricted voting shares issuable upon the exercise of the subscription rights or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any material relating to this rights offering except as set forth herein. Accordingly, the subscription rights and the restricted voting shares issuable upon the exercise of the subscription rights may not be offered, sold or delivered, directly or indirectly, and neither this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with this rights offering may be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The information set forth below is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights. This summary provides only general information and does not purport to be a complete analysis or listing of all of the possible U.S. federal income tax consequences that may apply to a U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult his, her or its own tax advisor regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from or relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights.

We will not obtain a tax opinion from counsel in respect of the tax matters addressed herein. No ruling from the United States Internal Revenue Service (the “IRS”) has been requested, or is expected to be obtained, regarding the U.S. federal income tax matters discussed herein, and there can be no assurance that the IRS will not take a contrary position regarding the matters discussed herein, or that any such contrary position would not be sustained by a court. Accordingly, each U.S. Holder of restricted voting shares and/or subscription rights is urged to consult its own tax advisor regarding the application of U.S. federal tax laws to its particular situation and any tax consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, OR CAN BE USED, BY A U.S. HOLDER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of This Summary

Authorities

This summary is based on the Code, its legislative history, U.S. Treasury Regulations promulgated under the Code, published IRS rulings and administrative positions, U.S. judicial decisions, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Treaty”), in each case, as in effect and available as of the date of this filing, all of which are subject to differing interpretations. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of subscription rights or restricted voting shares acquired upon the exercise of subscription rights, as applicable, that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state in the United States or the District of Columbia, (iii) an estate if the income of the estate is subject to U.S. federal income tax regardless of the source of such income, or (iv) a trust if (A) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (B) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of subscription rights or restricted voting shares acquired upon the exercise of subscription rights, as applicable, that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, or the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights. A non-U.S. Holder should consult his, her or its own tax advisor regarding the U.S. federal, state and local, and non-U.S. tax consequences (including the potential application of and operation of any tax treaties) arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (i) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (ii) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies; (iii) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (iv) U.S. Holders that have a functional currency other than the U.S. dollar; (v) U.S. Holders subject to the alternative minimum tax provisions of the Code; (vi) U.S. Holders that own subscription rights or restricted voting shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (vii) U.S. Holders that acquired subscription rights or restricted voting shares through the exercise of employee stock options or otherwise as compensation for services; (viii) U.S. Holders that hold subscription rights or restricted voting shares issued upon exercise of subscription rights other than as a capital asset within the meaning of Section 1221 of the Code; and (ix) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S., (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold subscriptions rights or restricted voting shares in connection with carrying on a business in Canada; (d) persons whose subscription rights or restricted voting shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Treaty. A U.S. Holder that is subject to special provisions under the Code, including a U.S. Holder described above, should consult his, her or its own tax advisor regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds subscription rights or restricted voting shares, the U.S. federal income tax consequences to the partnership and the partners of the partnership generally will depend on the activities of the partnership and the status of its partners. A partner of an entity that is classified as a partnership for U.S. federal income tax purposes should consult his, her or its own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights.

Tax Consequences Other Than U.S. Federal Income Tax Consequences Not Addressed

This discussion does not address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction or any U.S. federal estate, gift, or alternative minimum tax consequences. Each U.S. Holder should consult his, her or its own tax advisor regarding the state, local and non-U.S. tax consequences, and the U.S. federal estate, gift, or alternative minimum tax consequences, arising from and relating to the receipt of the subscription rights acquired through this rights offering, the disposition, exercise or expiration of the subscription rights, and the acquisition, ownership and disposition of restricted voting shares received upon exercise of the subscription rights.

U.S. Federal Income Tax Consequences of the Receipt of Subscription Rights, the Expiration of Subscription Rights, the Sale or Other Disposition of Subscription Rights, and the Exercise of Subscription Rights

Receipt of Subscription Rights

A U.S. Holder’s receipt of subscription rights pursuant to this rights offering should be treated as a non-taxable distribution for U.S. federal income tax purposes. Under Section 305 of the Code, a U.S. Holder who receives a right to acquire restricted voting shares will, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value of such right. A U.S. Holder of our restricted voting shares who receives a right to acquire restricted voting shares generally will be treated as having received a taxable distribution if such U.S Holder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. The application of this rule is very complex and subject to uncertainty.

We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a U.S. Holder for U.S. federal income tax purposes. This position, however, is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, a U.S. Holder would be treated as having received a taxable distribution in respect of its restricted voting shares in an amount equal to the fair market value of the subscription rights it receives. See “—Distributions on Restricted Voting Shares” below for a summary of certain material U.S. federal income tax consequences of taxable distributions on restricted voting shares.

The remaining discussion assumes that the issuance of the subscription rights will be treated as a non-taxable distribution for U.S. federal income tax purposes under Section 305 of the Code.

Tax Basis and Holding Period of the Subscription Right

If the fair market value of the subscription rights a U.S. Holder receives is less than 15% of the fair market value of such U.S. Holder’s existing restricted voting shares on the date the U.S. Holder receives the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate its basis in its existing restricted voting shares between its existing restricted voting shares and the subscription rights received by such U.S. Holder in proportion to the respective fair market values of such U.S. Holder’s existing restricted voting shares and the subscription rights received by such U.S. Holder, determined on the date the U.S. Holder receives the subscription rights. A U.S. Holder who chooses to allocate basis between its existing restricted voting shares and the subscription rights it receives must make this election on a statement included with such U.S. Holder’s tax return for the taxable year in which it receives the subscription rights. Such an election is irrevocable.

If the fair market value of the subscription rights a U.S. Holder receives is 15% or more of the fair market value of the U.S. Holder’s existing restricted voting shares on the date it receives the subscription rights, then such U.S. Holder must allocate its basis in its existing restricted voting shares between its existing restricted voting shares and the subscription rights it receives in proportion to the respective fair market values of such U.S. Holder’s existing restricted voting shares and the subscription rights received by such U.S. Holder, determined on the date the U.S. Holder receives the subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, a U.S. Holder should consider all relevant facts and circumstances.

A U.S. Holder’s holding period of the subscription rights it receives will include such U.S. Holder’s holding period for the restricted voting shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

If a U.S. Holder allows subscription rights received in this rights offering to expire, such U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes, and should reallocate any portion of the tax basis in its existing restricted voting shares previously allocated to the subscription rights that have expired to its existing restricted voting shares.

Sale, exchange or other disposition of subscription rights

Subject to the possible application of the “passive foreign investment company” (“PFIC”) rules described below, a U.S. Holder will recognize capital gain or loss on the sale or exchange of subscription rights (or any other disposition of subscription rights that is treated as a sale or exchange for U.S. federal income tax purposes) equal to the difference, if any, between (i) the U.S. dollar value of the amount realized on such sale or exchange and (ii) such U.S. Holder’s adjusted tax basis in the subscription rights sold or disposed of. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the subscription rights at the time of the sale or other disposition exceeds one year. Preferential rates apply to net long-term capital gains recognized by a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Any capital gain that is not long-term capital gain is short-term capital gain and is taxed at ordinary income rates. Deductions for capital losses are subject to significant limitations under the Code.

Exercise of subscription rights

Generally, a U.S. Holder will not recognize gain or loss on the exercise of subscription rights and the related receipt of restricted voting shares. A U.S. Holder’s tax basis in a new restricted voting share acquired upon the exercise of subscription rights will be equal to the sum of (a) such U.S. Holder’s adjusted tax basis in the subscription rights, if any, plus (b) the Subscription Price paid for such restricted voting share. Subject to the PFIC rules discussed below, the holding period of a restricted voting share acquired upon the exercise of subscription rights will begin on the date of exercise.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Restricted Voting Shares

Distributions on Restricted Voting Shares

Subject to the possible application of the PFIC rules described below, a U.S. Holder that receives a distribution, including a constructive distribution or a taxable distribution of stock or stock rights, with respect to our restricted voting shares generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated earnings and profits (as computed for U.S. federal income tax purposes). To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, reducing the adjusted basis of our restricted voting shares with respect to which the distribution was made (but not below zero), and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such restricted voting shares. However, we do not intend to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the restricted voting shares will constitute dividend income.

Dividends received prior to January 1, 2013 by a U.S. Holder that is an individual, estate or trust from a “qualified foreign corporation” (“qualified dividends”) will generally be taxed at the preferential tax rates applicable to long-term capital gains if certain holding period requirements are met. A “qualified foreign corporation” includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the Canada-U.S. Tax Treaty meets these requirements, and we believe that we are eligible for the benefits of the Canada-U.S. Tax Treaty. Dividends received by U.S. investors from a non-U.S. corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. As discussed in “—Passive Foreign Investment Company Rules,” we believe that we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the preceding taxable year. Accordingly, in such event, any dividends paid on our restricted voting shares prior to January 1, 2013 would constitute qualified dividends.

Whether or not dividends received by a U.S. Holder are U.S. source income may be relevant in calculating the U.S. Holder’s foreign tax credit limitation. Dividends from non-U.S. corporations generally are income from sources outside the United States. However, with respect to any dividend paid by us, if 25% or more of our gross income from all sources during the three-year period ending with the close of our taxable year preceding the declaration of such dividend was effectively connected with the conduct of a trade or business within the United States, then an amount of such dividend which bears the same ratio to the total dividend as our gross income for such period which was effectively connected with the conduct of a trade or business within the United States bears to our gross income for such period from all sources generally will be U.S. source income.

Sale, Exchange or Other Taxable Disposition of Restricted Voting Shares

Subject to the possible application of the PFIC rules described below, a U.S. Holder will recognize capital gain or loss on the sale or exchange of restricted voting shares (or any other disposition of restricted voting shares that is treated as a sale or exchange for U.S. federal income tax purposes) equal to the difference, if any, between (i) the U.S. dollar value of the amount realized on such sale or exchange and (ii) such U.S. Holder’s adjusted tax basis in the restricted voting shares sold or disposed of. Any such gain or loss will be long-term capital gain or loss if our restricted voting shares were held for more than one year. Preferential rates apply to net long-term capital gains recognized by a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Any capital gain that is not long-term capital gain is short-term capital gain and is taxed at ordinary income rates. Deductions for capital losses are subject to significant limitations under the Code.

Gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of restricted voting shares will generally be treated as income or loss from sources within the United States, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation.

In certain circumstances, amounts received by a U.S. Holder upon the redemption of restricted voting shares may be treated as a distribution with respect to restricted voting shares, rather than as a payment in exchange for restricted voting shares that results in the recognition of capital gain or loss, as described above. In these circumstances, the redemption payment would be included in gross income as a dividend to the extent that such payment is made out of our current or accumulated earnings and profits. See “—Distributions on Restricted Voting Shares” for a discussion regarding the U.S. federal income tax treatment of distributions with respect to restricted voting shares. The determination of whether a redemption of restricted voting shares will be treated as a distribution with respect to restricted voting shares rather than as a payment in exchange for restricted voting shares generally will depend upon whether and to what extent the redemption reduces the U.S. Holder’s percentage ownership interest in us. The rules applicable to redemptions are complex, and each U.S. Holder should consult his, her or its own tax advisor to determine whether in the U.S. Holder’s own particular case a redemption of restricted voting shares will be treated as a distribution with respect to restricted voting shares or as a payment in exchange for our restricted voting shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency (meaning currency other than the U.S. dollar), and the amount received by a U.S. Holder in foreign currency on the sale, exchange or other taxable disposition of subscription rights or restricted voting shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult his, her or its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Additional Tax on Passive Income

For taxable years beginning after December 31, 2012, recently-enacted legislation will impose a 3.8% Medicare tax on the net investment income (which includes, among other things, taxable dividends and net gain from a disposition of subscription rights or restricted voting shares) of certain U.S. individuals, trusts, and estates whose income exceeds certain thresholds (or, if lower, the amount by which the taxpayer’s modified adjusted gross income exceeds the relevant threshold). A U.S. Holder that is an individual, estate, or trust should consult its tax advisors regarding the application of this additional tax in its particular circumstances.

Passive Foreign Investment Company Rules

If the Company were to constitute a PFIC for any year during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of subscription rights and restricted voting shares.

For U.S. federal income tax purposes, a non-U.S. corporation is classified as a PFIC if (i) at least 75% of its gross income in a taxable year is “passive” income, or (ii) at least 50% of the value of its assets in a taxable year (based on an average of the quarterly values of its assets for the taxable year) is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, certain gains from commodities transactions and certain gains from the sale of stock and securities. In determining whether we are a PFIC, we are required to take into account a pro rata portion of the income and assets of each corporation of which we own, directly or indirectly, at least 25% by value.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

The Company does not believe that it was a PFIC for the previous tax year. Based on our current estimates and projections of the composition of our income and the value of our assets, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in future years. However, this conclusion is a factual determination made annually and thus may be subject to change. Since our PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year. Moreover, we cannot predict whether the composition of our income and assets will cause us to be treated as a PFIC in any future taxable year. Accordingly, no assurance can be given that we are not, or will not become, a PFIC.

Generally, if we are or have been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of restricted voting shares, any “excess distribution” with respect to restricted voting shares would be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the “excess distribution” and to any year before we became a PFIC would be taxed as ordinary income in the taxable year of the excess distribution. The amount allocated to each other taxable year would be subject to tax in the taxable year of the excess distribution at the highest rate in effect for individuals or corporations in such other taxable year, as appropriate, and an interest charge would be imposed on the amount allocated to that other taxable year. Distributions made in respect of restricted voting shares during a taxable year will be “excess distributions” to the extent they exceed 125% of the average of the annual distributions on restricted voting shares received by the U.S. Holder during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

Generally, if we are treated as a PFIC for any taxable year during which a U.S. Holder owns subscription rights or restricted voting shares, unless the holder made a “Mark-to-Market Election” or “QEF Election,” any gain on the disposition of such subscription rights or restricted voting shares would be treated as an excess distribution and would be allocated ratably over the U.S. Holder’s holding period and subject to taxation and interest charges in the same manner as described in the preceding paragraph.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” and the “Mark-to-Market Election”), such elections are available in limited circumstances and must be made in a timely manner. Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the units or the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, the holding period for restricted voting shares acquired upon the exercise of subscription rights will begin on the date a U.S. Holder acquires the restricted voting shares. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to such restricted voting shares.

U.S. Holders should be aware that, for each taxable year, if any, that the Company or any Subsidiary PFIC is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election under Section 1295 of the Code with respect of the Company or any Subsidiary PFIC.

Each U.S. Holder should consult his, her or its own tax advisor regarding our status as a PFIC, the possible effect of the PFIC rules to such holder and the availability of any election that may be available to such holder to mitigate adverse U.S. federal income tax consequences of holding shares in a PFIC.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on our restricted voting shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult his, her or its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their subscription rights and restricted voting shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of subscription rights and restricted voting shares generally may be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary, as of the date hereof, of the principal Canadian federal income tax consequences under the Tax Act generally applicable to holders who acquire subscription rights pursuant to the rights offering and restricted voting shares issued on the exercise of such subscription rights and who, at all relevant times, for purposes of the Tax Act (i) hold their existing restricted voting shares, and will hold their subscription rights and any restricted voting shares acquired upon the exercise of such subscription rights, as capital property; and (ii) deal at arm’s length with and are not affiliated with the Company (herein, “Holders”). Subscription rights and any restricted voting shares acquired upon the exercise of subscription rights will generally be considered to be held as capital property unless held in the course of carrying on a business or acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder of subscription rights or restricted voting shares acquired upon the exercise of such subscription rights: (i) that is a “financial institution” or “specified financial institution” for purposes of the Tax Act, (ii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act, or (iii) that has made a functional currency reporting election pursuant to section 261 of the Tax Act. Such Holders should consult their own tax advisors. In addition, this summary does not address the deductibility of interest by a Holder that has borrowed money or otherwise incurred debt in connection with the exercise of the subscription rights offered pursuant to the rights offering.

This summary is based on the current provisions of the Tax Act in force on the date hereof, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus supplement (the “Proposed Amendments”) and on counsel’s understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or in the administrative practices or assessing policies of CRA, whether by legislative, governmental, administrative or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder and no representations with respect to the income tax consequences to any particular Holder or a prospective holder are made. Accordingly, all holders should consult their own income tax advisors with respect to the specific tax consequences to them of acquiring, holding, exercising and disposing of subscription rights or restricted voting shares acquired upon the exercise of such subscription rights.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of rights or restricted voting shares must be expressed in Canadian dollars (including adjusted cost base, proceeds of disposition and dividends). For purposes of the Tax Act, amounts denominated in a foreign currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

RESIDENTS OF CANADA

The following discussion applies to a Holder who, at all relevant times, is or is deemed to be a resident of Canada for the purposes of the Tax Act and any applicable tax treaty or convention (a “Canadian Holder”). Certain Canadian Holders may, in certain circumstances, be able to make an irrevocable election under subsection 39(4) of the Tax Act to treat the restricted voting shares acquired upon the exercise of a subscription right and every “Canadian security” (as defined in the Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent taxation years as capital property. Subscription rights are not “Canadian securities” for this purpose; accordingly, the characterization of subscription rights as capital property is unaffected by a Canadian Holder’s election under subsection 39(4) of the Tax Act.

Receipt of Rights

No amount will be required to be included in computing the income of a Canadian Holder as a consequence of acquiring subscription rights pursuant to the rights offering. The cost of a subscription right received pursuant to the rights offering will be nil for the purposes of the Tax Act. The adjusted cost base of each identical subscription right held by a Canadian Holder will be averaged with the adjusted cost base of each other subscription right held by that Canadian Holder as capital property (including any subscription rights acquired otherwise than pursuant to this rights offering).

Exercise of Rights

The exercise of subscription rights will not constitute a disposition of property for purposes of the Tax Act and, consequently, no gain or loss will be realized on the exercise of subscription rights. The cost of a restricted voting share acquired on the exercise of subscription rights will be equal to the aggregate of the amount paid to acquire such restricted voting share and the adjusted cost base, if any, of the subscription right. The adjusted cost base of such restricted voting shares will be averaged with the adjusted cost base of all shares of common stock held by the Canadian Holder as capital property immediately before the acquisition thereof.

Expiry of Rights

The expiry of an unexercised subscription right will result in a capital loss to the Canadian Holder equal to the adjusted cost base, if any, of the subscription right immediately before its expiry. The tax treatment of capital losses (if any) is described below under the subheading “Capital Gains and Capital Losses.”

Disposition of Subscription Rights or Restricted Voting Shares Acquired upon the Exercise of a Subscription Right

Upon a disposition or deemed disposition of a subscription rights or a restricted voting share acquired upon the exercise of a subscription right by a Canadian Holder (in the case of subscription rights, other than pursuant to the exercise or expiry thereof), the Canadian Holder will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base of such subscription right or restricted voting share acquired upon the exercise of a subscription right (if any), as the case may be, to the Canadian Holder. The tax treatment of capital gains and losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses.”

Receipt of Dividends on Restricted Voting Shares Acquired upon the Exercise of a Subscription Right

A Canadian Holder will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on such Canadian Holder’s restricted voting shares acquired upon the exercise of a subscription right. In the case of a Canadian Holder who is an individual (other than certain trusts), such taxable dividends will be subject to the gross up and dividend tax credit rules normally applicable to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act), including the enhanced gross up and dividend tax credit rules for “eligible dividends” (as defined in the Tax Act). Eligible dividends will generally include dividends paid by a taxable Canadian corporation, such as the Company, where those dividends have been designated as “eligible dividends” by the corporation at or prior to the time the dividends are paid. There are limitations on the ability of a corporation to designate dividends as eligible dividends.

Taxable dividends received by a Canadian Holder who is an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

A Canadian Holder that is a corporation will be required to include dividends received or deemed to be received on the restricted voting share acquired upon the exercise of a subscription right in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income, subject to all applicable restrictions under the Tax Act. A corporation that is a private corporation or a subject corporation for purposes of the Tax Act may also be liable to pay a tax (refundable in certain circumstances) of 33 1/3% on dividends received or deemed to be received to the extent that such dividends are deductible in computing the corporation’s taxable income.

Capital Gains and Capital Losses

One-half of any capital gain realized by a Canadian Holder must be included in the Canadian Holder’s income for the year as a taxable capital gain and one-half of any capital loss realized by a Canadian Holder must deducted as an allowable capital loss against taxable capital gains realized by the Canadian Holder in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act. A capital gain realized by a Canadian Holder that is an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition or deemed disposition of restricted voting share acquired upon the exercise of a subscription right may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances described by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns restricted voting share acquired upon the exercise of a subscription right, directly or indirectly, through a partnership or a trust. Canadian Holders to which these rules may be relevant should consult with their own tax advisors in this regard.

A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional tax (refundable in certain circumstances) of 6  2/3% on certain investment income which will include an amount in respect of taxable capital gains.

NON-RESIDENTS OF CANADA

The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is neither resident nor deemed to be resident in Canada (including as a consequence of an applicable income tax treaty or convention) and does not use or hold, and is not deemed to use or hold subscription rights or restricted voting shares acquired upon the exercise of a subscription right in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere.

Receipt of Subscription Rights

The issuance of subscription rights to a Non-Resident Holder pursuant to the rights offering will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the receipt of subscription rights pursuant to the rights offering.

Exercise of Subscription Rights

The exercise of subscription rights by a Non-Resident Holder will not constitute a disposition of Rights for purposes of the Tax Act and, consequently, no gain or loss will be realized by the Non-Resident Holder upon the exercise of the subscription rights.

Expiry of Subscription Rights

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised subscription rights.

Dispositions of the Subscription Rights or Restricted Voting Shares Acquired upon the Exercise of a Subscription Right

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of subscription rights or restricted voting shares acquired upon the exercise of a subscription right (including a disposition made on behalf of non-registered, beneficial holders) unless the subscription rights or restricted voting shares acquired upon the exercise of a subscription right disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

The subscription rights will only be “taxable Canadian property” of a Non-Resident Holder if the restricted voting shares acquired upon the exercise of a subscription right to be issued upon the exercise of the subscription rights would be “taxable Canadian property” of the Non-Resident Holder.

Generally, the restricted voting shares will not be “taxable Canadian property” of a Non-Resident Holder at a particular time if the restricted voting shares are listed on a designated exchange (which currently includes the TSX) unless at any time during the 60-month period immediately preceding the particular time: (a) the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length or any combination thereof, held 25% or more of the issued restricted voting shares or any other class or series of shares of the Company and more than 50% of the fair market value of the restricted voting shares was derived directly or indirectly from any one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties and options in respect of, or interests in, or for civil law rights in, such property, whether or not the property exists; or (b) the restricted voting shares had been acquired by the Non-Resident Holder in certain types of tax deferred exchanges for property that was itself taxable Canadian property at the time of the exchange.

Even if the rights or restricted voting shares held by a Non-Resident Holder are “taxable Canadian property,” a capital gain from the disposition of such rights or restricted voting shares may be exempted from tax under the Tax Act pursuant to an applicable income tax treaty or convention.

Non-Resident Holders for which the Subscription Rights or Restricted Voting Shares Acquired upon the Exercise of a Subscription Right may constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Receipt of Dividends on Restricted Voting Shares Acquired upon the Exercise of a Subscription Right

Dividends paid or deemed to be paid to a Non-Resident Holder on restricted voting shares will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada – United States Tax Convention (1980) (the “US Treaty”), the withholding tax rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the US Treaty, and who is entitled to the full benefits of the US Treaty in respect of such dividend.

LEGAL MATTERS

The validity of the securities issuable upon exercise of the subscription rights will be passed upon for us by Fraser Milner Casgrain LLP, Ottawa, Ontario, Canada.

EXPERTS

The consolidated financial statements of Patheon Inc. appearing in our Current Report on Form 8-K dated October 2, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sobel USA as of December 31, 2011, 2010 and 2009, and for each of the years then ended, appearing in our Current Report on Form 8-K dated November 16, 2012, have been audited by Smith Leonard PLLC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Banner Europe as of December 31, 2011, 2010 and 2009, and for each of the years then ended, appearing in our Current Report on Form 8-K dated November 16, 2012, have been audited by BDO Audit & Assurance B.V., an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.patheon.com. Materials accessed at or through our website are not a part of this prospectus.

We have filed a registration statement, of which this prospectus supplement and the accompanying prospectus are a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, filed with the SEC on October 2, 2012, the exhibits, financial statements and schedules thereto for further information. This prospectus supplement and the accompanying prospectus are qualified in their entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended October 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2012, April 30, 2012 and July 31, 2012;

•	Our Current Reports on Form 8-K dated November 1, 2011, February 13, 2012, February 15, 2012, March 22, 2012, May 8, 2012, August 13, 2012, October 2, 2012, October 28, 2012 and November 16, 2012; and

•

The description of our restricted voting shares contained in our Registration Statement on Form 10, filed with the SEC on February 25, 2011, as amended, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to Patheon, Inc., Attention: General Counsel, c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200, Durham, NC 27703, or made via telephone at (888) 466-6505.

PROSPECTUS

$100,000,000

Restricted Voting Shares

Warrants

Subscription Rights

Subscription Receipts

Units

From time to time, we may offer and sell the following securities with an aggregate offering price of up to $100,000,000, in amounts, at prices and on terms described in one or more supplements to this prospectus: (i) restricted voting shares; (ii) warrants to purchase restricted voting shares, which we refer to as warrants; (iii) subscription rights to purchase restricted voting shares; (iv) subscription receipts that may be exchanged for restricted voting shares, warrants or subscription rights; and (v) units. We refer to the restricted voting shares, warrants, subscription rights, subscription receipts and units collectively as the securities.

This prospectus describes some of the general terms that may apply to an offering of the securities. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus or any prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read carefully this prospectus, any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus, as well as any documents incorporated by reference herein or therein, before you invest.

This prospectus may not be used to offer and sell securities without a prospectus supplement.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. Supplements to this prospectus will provide the specific terms of the plan of distribution and the net proceeds we expect to receive from sales by us.

Our common stock is traded on the Toronto Stock Exchange, or TSX, and is quoted under the symbol “PTI.” On September 28, 2012, the last reported sale price of our restricted voting shares was CAD$3.19 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 2 and those contained in any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences may not be described fully herein or in any post-effective amendment, prospectus supplement or free writing prospectus.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that some of our officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of Canada and that all or a substantial portion of the assets of said persons, and a substantial portion of the assets of our company, are located outside the United States.

For investors outside the United States: Neither we nor any underwriters have done anything that would permit a specific offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 17, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities from time to time and in one or more offerings as described herein up to a maximum aggregate offering price of $100,000,000. Each time that we sell securities under this shelf registration process, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained herein or therein. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Patheon,” “we,” “our” and “us” in this prospectus, we mean Patheon Inc., a Canadian corporation, unless otherwise specified. Our principal executive offices are located at 4721 Emperor Blvd., Suite 200, Durham, North Carolina 27703, and our telephone number is (919) 226-3200.

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “CAD$.”

RISK FACTORS

Investing in our securities involves certain risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any post-effective amendment, any applicable prospectus supplement, any free writing prospectus and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any post-effective amendment, any applicable prospectus supplement, any applicable free writing prospectus and the documents we incorporate by reference herein or therein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act and forward-looking information within the meaning of other applicable securities legislation. For purposes of these statutes, any statement contained herein or therein, other than a statement of historical fact, may be a forward-looking statement or forward-looking information. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify forward-looking statements or information. Although the forward-looking statements or information contained in this prospectus reflect our current estimates and assumptions based upon information currently available to us and based upon what we believe to be reasonable estimates and assumptions, actual results may not be consistent with these forward-looking statements or information. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements or forward-looking information include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements or forward-looking information. Forward-looking information is provided to assist investors in understanding our expectations as of the date of this prospectus and may not be suitable for other purposes. You should read carefully and completely this prospectus, any post-effective amendment, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated herein or therein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements and forward-looking information by the cautionary statements contained in such risk factors. Except as required by law, we assume no obligation to update these forward-looking statements or forward-looking information publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements or forward-looking information, even if new information becomes available in the future. Our forward-looking statements and forward-looking information do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

ABOUT PATHEON

We are a leading provider of commercial manufacturing outsourcing services (“CMO”) and outsourced pharmaceutical development services (“PDS”) to the global pharmaceutical industry. We believe we are the world’s second-largest CMO provider and the world’s largest PDS provider based on calendar year 2011 revenues provided by PharmSource, a provider of pharmaceutical outsourcing business information. We offer a wide range of services from developing drug candidates at the pre-formulation stage through the launch, commercialization and production of approved drugs. During the fiscal year ended October 31, 2011 (“fiscal 2011”), we provided services to approximately 300 customers throughout the world, including 18 of the world’s 20 largest pharmaceutical companies, nine of the world’s 10 largest biotechnology companies and seven of the world’s 10 largest specialty pharmaceutical companies. In fiscal 2011, we manufactured 12 of the top 100 selling drug compounds in the world based on revenues for the products reported by Evaluate Pharma, a provider of pharmaceutical industry data, and our products were distributed in approximately 60 countries. We are also currently developing 17 of the top 100 developmental stage drugs in the world on behalf of our customers based on projected potential revenues for the products reported by Evaluate Pharma.

Our CMO business focuses primarily on prescription products in sterile dosage forms and solid, semi-solid and liquid conventional dosage forms. We have also developed a wide range of specialized capabilities in high potency, controlled substances and sustained release products. Our PDS business provides a broad range of development services, including finished dosage formulation across approximately 40 dosage forms, clinical trial packaging and associated analytical services. We have established our position as a market leader by leveraging our scale, global reach, specialized capabilities, broad service offerings, scientific expertise and track record of product quality and regulatory compliance to provide cost-effective solutions to our customers.

The heritage of our company dates back to 1974, when we established Custom Pharmaceuticals Ltd., a contract manufacturing business, in Fort Erie, Canada. Since that time, we have expanded operations through the acquisition of contract manufacturing facilities in Canada, Europe, Puerto Rico and the United States, and we have entered into the PDS business. Our principal executive offices are c/o Patheon Pharmaceuticals Services Inc., 4721 Emperor Blvd., Suite 200, Durham, NC 27703, and our telephone number is (919) 226-3200. Our corporate website address is www.patheon.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

USE OF PROCEEDS

Except as described in the applicable prospectus supplement, we anticipate using the net proceeds from the sale of our securities for general corporate purposes, including capital expenditures, working capital, repayment of any outstanding indebtedness, financing of possible acquisitions and other business opportunities. Pending such uses, the net proceeds may be temporarily invested in short-term securities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We may also include in the applicable prospectus supplement information about material income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

We may offer and sell from time to time, in one or more registered offerings, the following securities:

•	restricted voting shares;

•	warrants;

•	subscription rights;

•	subscription receipts; or

•	units of any of the securities described in this prospectus.

The descriptions of the securities in this prospectus are not complete. The statements made in this prospectus relating to the securities to be issued under this prospectus are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to the applicable governing documents. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Restricted Voting Shares

General

We are authorized to issue an unlimited number of restricted voting shares. Our authorized capital also includes an unlimited number of Class I Preferred Shares, issuable in series, of which four series have been designated as Class I Preferred Shares, Series A shares, Class I Preferred Shares, Series B Shares, Class I Preferred Shares, Series C shares and Class I Preferred Shares, Series D shares. We have currently authorized 150,000 Class I Preferred Shares, Series C and 150,000 Class I Preferred Shares, Series D, of which 150,000 Class I Preferred Shares, Series D are outstanding.

Our restricted voting shares are subject to the provisions of the Canada Business Corporations Act (“CBCA”) and our articles of amalgamation, as amended, including the rights, privileges, restrictions and conditions attaching to the issued Class I Preferred Shares, Series D as set forth in such articles As of September 28, 2012, there were 129,167,926 restricted voting shares outstanding. Holders of restricted voting shares are entitled to receive notice of and attend all annual and special meetings of our shareholders, other than separate meetings of holders of any other class or series of shares, and to one vote at shareholders’ meetings in respect of the election of some, but not all, of our directors. As set forth below, specific rights to elect certain of our directors are available only to the holders of the Class I Preferred Shares, Series D. Under the CBCA, our shareholders also have the right to appoint our independent auditor and, so long as they comply with certain requirements of the CBCA, submit notice of matters to be raised at such meetings. The CBCA also provides that holders of not less than 5% of our shares that carry the right to vote at a meeting sought to be requisitioned may requisition our directors to call a shareholder meeting for the purposes stated in the requisition. Holders of our restricted voting shares do not have cumulative voting rights. The holders of the special voting Class I, Preferred Shares, Series D are entitled to elect up to three of our directors, subject to ownership levels. Holders of our restricted voting shares are entitled to dividends on a pro rata basis if, and as when, declared by our Board. Subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to or ratably with the holders of restricted voting shares, our Board may declare dividends on our restricted voting shares to the exclusion of any other class of our shares.

On our liquidation, dissolution or winding-up, holders of our restricted voting shares are entitled to participate ratably in any distribution of our assets after we have paid or provided for payment of all of our debts and liabilities, subject to the rights of the holders of any other class of our shares entitled to receive our assets on such a distribution in priority to or ratably with the holders of restricted voting shares. Holders of our restricted voting shares have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our restricted voting shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares which we may designate and issue in the future.

The CBCA provides that our shareholders may amend certain provisions of our articles of amalgamation by a special resolution to, among other things, create new classes of shares; add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of our shares, whether issued or unissued; or to add, change or remove restrictions on the issue, transfer or ownership of our shares.

Certain Canadian Regulatory Requirements

There generally is no law or governmental decree or regulation in Canada that restricts the export or import of capital or affects the remittance of dividends or interest to non-resident holders of our restricted voting shares, other than withholding tax requirements.

There is no limitation imposed by Canadian law or by our articles of amalgamation on the right of a non-resident to hold or vote restricted voting shares, other than as provided by the Investment Canada Act, the North American Free Trade Agreement Implementation Act (Canada), the World Trade Organization Agreement Implementation Act and the CBCA, which permits our shareholders, by special resolution, to amend our articles of amalgamation to constrain the issue or transfer of any class or series of our securities to persons who are not residents of Canada in certain limited circumstances.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control” of a “Canadian business,” all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

Summary of Applicable Canadian Take-over Bid Regulations

In the event of an attempted take-over of our company, we are also subject to certain Canadian securities laws pertaining to take-over bids as a result of our status as a “reporting issuer” in Canada. Compliance with Canadian take-over bid regulations may make it more difficult for a third party, including an insider, to acquire our company or could increase the cost of acquiring our company, whether or not the acquisition is desired by, or beneficial to, our shareholders.

Warrants

We may issue warrants for the purchase of our restricted voting shares. Warrants may be issued independently or together with other securities, and may be attached to or separate from any other securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the prospectus supplement relating to the particular series of warrants.

If warrants are issued, the applicable prospectus supplement will describe the terms of the warrants, including the following, if applicable to the particular offering:

•	the designation and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the price at which the restricted voting shares issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of restricted voting shares.

Subscription Rights

We may distribute to holders of our restricted voting shares on a pro rata basis as of a certain record date, at no charge, rights to purchase our restricted voting shares. The rights will be issued under a rights agreement to be entered into between us and such bank, trust company or other rights agent as will be named as rights agent in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights or beneficial owners of rights.

If rights are issued, the applicable prospectus supplement will describe the terms of the rights, including the following, if applicable to the particular offering:

•	the title of the rights;

•	the method of issuance and distribution to our shareholders of the rights;

•	the number of restricted voting shares purchasable upon exercise of the rights and the price at which such shares may be purchased upon such exercise, as well as antidilution provisions, if any;

•	whether the rights will be transferable;

•	the terms of any stand-by purchase commitment;

•	whether the rights will include an over-subscription privilege;

•	whether the rights will be listed or quoted for trading on a stock exchange or other market;

•	the date on which the right to exercise rights shall commence and the date on which such right shall expire;

•	whether the rights will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the method and terms of exercising the rights; and

•	any other material terms of the rights.

Before the exercise of rights, holders of rights will not have any of the rights of holders of the restricted voting shares purchasable upon such exercise, including the right to receive payments of dividends, if any, on the restricted voting shares purchasable upon such exercise or to exercise any applicable right to vote.

Subscription Receipts

We may issue subscription receipts that may be exchanged for restricted voting shares or other securities that we may offer, all as set forth in the prospectus supplement relating to the particular issue of subscription receipts. Each series of subscription receipts will be issued under a separate subscription receipts agreement to be entered into between us and a transfer agent, as subscription receipts agent, all as set forth in the prospectus supplement relating to the particular issue of subscription receipts. The subscription receipts agent will act solely as our agent in connection with the certificates relating to the subscription receipts of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription receipts certificates or beneficial owners of subscription receipts. The subscription receipts agreement and the subscription receipts certificates relating to each series of subscription receipts will be filed with the SEC and other applicable regulatory authorities and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

If subscription receipts are distributed, the applicable prospectus supplement will describe the terms of the subscription receipts, including the following, if applicable to the particular offering:

•	the number of subscription receipts;

•	the price at which the subscription receipts will be offered;

•	the procedures for the exchange of the subscription receipts into other securities;

•	the number of securities that may be exchanged upon exercise of each subscription receipt;

•	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

•	terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon; and

•	any other material terms of such subscription receipts, including terms, procedures and limitations relating to the distribution, exchange and exercise of such subscription receipts.

Units

We may, from time to time, issue units comprised of two or more of the other securities described in this prospectus in any combination. The prospectus supplement relating to the particular issue of units will describe the specific terms of the units offered and any special considerations applicable to investing in those units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through a combination of any of these methods of sale; or

•	through any other methods described in the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to prevailing market prices.

Except as described in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions.

We may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Except as described in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.patheon.com. Materials accessed at or through our website are not a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2011, filed with the SEC on December 19, 2011;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2012, April 30, 2012 and July 31, 2012, filed with the SEC on March 9, 2012, June 13, 2012 and September 13, 2012, respectively;

(c)	Our Current Reports on Form 8-K filed with the SEC on November 4, 2011, February 14, 2012, February 15, 2012, March 27, 2012, May 9, 2012, August 17, 2012 and October 2, 2012; and

(d)	The description of our restricted voting shares contained in our Registration Statement on Form 10, filed with the SEC on February 25, 2011, as amended, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, either (i) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold or (ii) after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to Patheon, Inc., Attention: General Counsel, c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200, Durham, NC 27703, or made via telephone at (888) 466-6505.

LEGAL MATTERS

The validity of our securities issuable hereunder will be passed upon for us by Fraser Milner Casgrain LLP, Ottawa, Ontario, Canada.

EXPERTS

The consolidated financial statements of Patheon Inc. appearing in our Current Report on Form 8-K dated October 2, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

US$30,000,000

Restricted Voting Shares

Issuable Upon the Exercise of Subscription Rights

PROSPECTUS SUPPLEMENT

November 16, 2012